MASTER TRANSITION SERVICES AGREEMENT
between
SARA LEE CORPORATION
and
HANESBRANDS INC.

i

ii

MASTER TRANSITION SERVICES AGREEMENT
     This Master Transition Services Agreement (this “Agreement”), dated as of August 31, 2006, is by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc., a Maryland corporation (“HBI”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Article X below.
RECITALS
     WHEREAS, the board of directors of Sara Lee has determined that it is appropriate and desirable to separate Sara Lee’s branded apparel business from its other businesses;
     WHEREAS, in order to effectuate the foregoing, Sara Lee and HBI have entered into a Master Separation Agreement dated as of August 31, 2006 (as amended, modified and/or restated from time to time, the “Separation Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the Separation and the Distribution, and for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and
     WHEREAS, in order to ensure an orderly transition under the Separation Agreement it will be necessary for each of the Parties to provide to the other the Services described herein for a transitional period described herein.
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereby agree as follows.
ARTICLE I
ORDER OF PRECEDENCE; CONFLICTS
     Section 1.1 Order of Precedence. In case of ambiguity or conflict between the terms and conditions of the body of this Agreement and the terms and conditions of a Schedule to this Agreement, the terms and conditions of the body of this Agreement shall control.
     Section 1.2 Conflict with Separation Agreement. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of the body of this Agreement shall control.
ARTICLE II
SERVICES
     Section 2.1 Initial Services. Commencing on the Distribution Date, the Party designated as the Provider on the Schedules hereto shall provide, or with respect to any service to be provided by a member or members of such Party’s Group, to cause such member or members of such Party’s Group to provide, to the Party designated as the Purchaser on the Schedules hereto, or with respect to any service to be provided to a member or members of such

Party’s Group, to such member or members of such Party’s Group, the applicable services set forth on Schedule 1 through Schedule 11 hereto (the “Initial Services”).
     Section 2.2 Omitted Services; Additional Services.
          (a) If, after the Distribution Date and during the Term of this Agreement, a Party identifies a service that the other Party (or a member of the other Party’s Group) previously provided to such Party (or a member of such other Party’s Group) prior to the Distribution Date, but such service was inadvertently omitted from the services set forth on the Schedules hereto (an “Omitted Service”), then upon the prior written consent of the Party that would be the Provider of such Omitted Service, which consent shall not be unreasonably withheld, such Omitted Service shall be added and considered as part of the Services. The Parties shall cooperate and act in good faith to create or amend an existing Schedule for each Omitted Service in a form substantially similar to the other Schedules hereto and reasonably acceptable to the Parties.
          (b) From time to time after the Distribution Date and during the Term of this Agreement, the Parties may identify additional services that are not Omitted Services that one Party may agree to provide to the other Party in accordance with the terms of this Agreement (the “Additional Services” and, together with the Initial Services and any agreed upon Omitted Services, the “Services”). The Parties shall cooperate and act in good faith to amend or create a Schedule for each Additional Service in a form substantially similar to the other Schedules hereto and reasonably acceptable to the Parties. Notwithstanding the foregoing, neither Party shall have any obligation to agree to provide any Additional Services.
     Section 2.3 Performance of Services. Each Provider shall, and shall cause the applicable members of its Group to, perform its duties and responsibilities hereunder in good faith based on its past practices and in accordance with the service levels and performance obligations specified in the applicable Schedule, but in no event less than a manner that is substantially the same in nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency to the services provided by the applicable Provider to the applicable Purchaser prior to the Distribution Date.
          (a) Nothing in this Agreement shall require a Provider to perform or cause to be performed any Service in a manner that would constitute a violation of applicable laws, including, without limitation, the Foreign Corrupt Practices Act.
          (b) Neither Provider nor any member of its Group will be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the applicable Purchaser.
          (c) Except as expressly contemplated by the Schedules, no Provider shall be obligated to (i) hire or train additional employees, (ii) purchase, lease or license any additional equipment, or (iii) pay any costs related to the transfer or conversion of Information to a Purchaser or any alternate supplier of Services. Subject to the foregoing and any other terms and conditions of this Agreement, each Provider shall maintain sufficient resources to perform its obligations hereunder. Except as set forth otherwise in an applicable Schedule, each Provider shall be solely responsible for obtaining and maintaining all equipment, software, licenses, personnel, facilities and other resources necessary for such Provider’s provision of the Services for which it is responsible.
     Section 2.4 Changes to Services. Except as provided in Section 2.8 below or otherwise agreed in writing by the Parties, each Provider may make changes from time to time in the manner of performing the Services if: (a) such Provider is making similar changes in performing analogous services for itself or members of its own Group; (b) such Provider furnishes to the applicable Purchaser substantially the same notice (in content and timing) and right of consultation as such Provider shall furnish to its own organization or members of its own Group respecting such changes; and (c) such changes shall not result in any material degradation of the Services and the Services after the applicable changes shall meet all requirements herein and shall be of the same or higher nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency as the same Services prior to such changes. No such change shall affect the Charges for the applicable Service.
     Section 2.5 Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and, in addition to the obligations in Section 4.4, agree to cooperate in good faith and to use reasonable best efforts to effectuate a smooth and orderly transition of the Services from the Provider to the Purchaser or such Third Party provider as may be designated by the Purchaser.
     Section 2.6 Cooperation. In the event that (a) there is nonperformance of any Service as a result of an event described in Section 9.3, (b) the provision of a Service would violate applicable law, or (c) the provision of a Service requires consent of a Third Party which has not been obtained, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Purchaser may obtain, at the Purchaser’s sole cost, the Service so affected.
     Section 2.7 Use of Third Parties to Provide the Services. Each Provider may perform its obligations through its Group or, if such Provider is obtaining analogous services for itself from agents, subcontractors or independent contractors, the Provider may perform its obligations hereunder through the use of agents, subcontractors or independent contractors, if such Provider furnishes to the applicable Purchaser substantially the same notice (in content and timing) as such Provider shall furnish to its own organization or members of its own Group respecting such use of Third Parties. If the Provider is not obtaining analogous services for itself from Third Parties, the Provider may perform its obligations hereunder through the use of agents, subcontractors or independent contractors only upon obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld; provided that such agents, subcontractors or independent contractors (i) can provide the Services with the same quality as such Services were provided prior to the Separation Date or as is otherwise required under this Agreement, and (ii) shall maintain the required internal controls (including compliance with any confidentiality restrictions in ARTICLE V) and comply with all applicable laws with respect to the Services. Notwithstanding the foregoing, a Provider shall not be relieved of its obligations under this Agreement by use of such members of its Group, agents, subcontractors or contractors and such Provider shall be liable for all acts and omissions of its Group and such Third Parties.

Delegation of performance of any Service by a Provider as permitted in this Section 2.7 shall not affect the Charges for the applicable Service.
     Section 2.8 Mutual Cooperation. The Parties and their respective Group members shall cooperate with each other in connection with the performance of the Services hereunder, including producing on a timely basis all Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the Term of this Agreement; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and their respective Group members and provided further, that the Party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses, excluding salary and wages of personnel providing such cooperation, incurred by the Party or its Group members furnishing such requested cooperation, unless otherwise expressly provided in this Agreement or the Separation Agreement.
     Section 2.9 Internal Controls, Record Retention and Operating Policies. In addition to the record retention requirements of the Separation Agreement, each Party acting as a Provider under a Schedule to this Agreement shall, in connection with the Services under such Schedule, maintain and comply with the internal controls, record retention policies and other operating policies and procedures that were in place prior to the Distribution for the services that are the same as such Services or that are otherwise required by applicable law. Without limiting the foregoing, each such Party acting as a Provider shall maintain with respect to the Services the internal controls and other compliance policies in place prior to the Distribution as necessary to comply with the Sarbanes-Oxley Act of 2002 or as otherwise implemented by the Parties to comply with internal standards and procedures or applicable law. In the event a Party receiving Services as a Purchaser under a Schedule requires a change to the internal controls or compliance policies or requires the implementation of additional internal controls or compliance policies related to the Services in order to comply with changes to applicable law or internal standards and procedures, the Party acting as Provider shall change or add to the internal controls or compliance policies related to the Services as requested by the Purchaser. In connection with a Provider changing or adding to internal controls or compliance policies as required by the foregoing, the Purchaser shall pay for any additional costs or additional Charges for the Services associated with the implementation or maintenance of the applicable change or addition; provided, however, that if (i) such change or addition is required for the compliance of both Parties with a law or policy applicable to both Parties, or (ii) both Parties will benefit from such change or addition, the Parties shall negotiate in good faith an equitable sharing of the costs or Charges associated with such change or addition.
     Section 2.10 Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by governmental bodies, standards organizations, other regulatory authorities, customers or other parties to contracts with such Parties under applicable law and contract provision (an “Auditing Entity”). If an Auditing Entity exercises its right to examine or audit such Party’s or a member of its Group’s books, records, documents or accounting practices and procedures pursuant to such applicable law, rules, regulations, standards or contract provisions and such audit or examination relates to the Services, the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance, records and access requested by the Party that is subject to the audit in responding to such audits or requests for information, to the extent that such assistance or information is within the reasonable control of the cooperating Party and is related to the Services. A Party acting as a Purchaser hereunder may request its third party auditor to perform a SAS 70 Type II audit or other audit or review of such Provider’s internal controls and operating environment related to the Services upon reasonable advance notice, and the Provider shall perform such an audit or review or assist Purchaser or Purchaser’s third party auditor in connection with such an audit or review, in each case at the Purchaser’s expense. At the conclusion of such audit or review, the Provider shall implement such reasonable changes to the Services or operating environment to correct deficiencies identified in the audit report to ensure compliance with applicable law or that are otherwise necessary for Provider to comply with Purchaser’s internal policies in connection with the Services. The Parties shall share the costs to implement all such changes equally.
ARTICLE III
CHARGES AND BILLING; TAXES
     Section 3.1 Charges for Services. The charges for the Services shall be (a) as set forth in the applicable Schedules, or (b) determined in accordance with the charging methodology as set forth in the applicable Schedules (the “Charges”).
     Section 3.2 Procedure. Charges for the Services shall be charged to, and payable by, the Purchaser. Amounts payable pursuant to the terms of this Agreement shall be paid to the Provider, as directed by the Provider in the manner and at the time provided in the applicable Schedule. All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars in accordance with the provisions of the applicable Schedule.
     Section 3.3 Late Payments. Charges not paid when due in accordance with the provisions of the applicable Schedule shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%) from such date due until the date paid.
     Section 3.4 Taxes. Each Purchaser shall pay any and all Taxes incurred in connection with the applicable Provider’s or its Group’s provision of the Services, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on such Provider’s or its Group’s net income or Employment Taxes.
     Section 3.5 Record-Keeping. Each Party shall, in its capacity as Provider, maintain complete and accurate records of any invoices and supporting documentation for all amounts billable to, and payments made by, the Purchaser under this Agreement. Each Provider shall provide to the Purchaser or its designee documentation and other information relating to each invoice as may be reasonably requested by the Purchaser to verify that the Provider’s charges are accurate, complete, and valid in accordance with this Agreement.
     Section 3.6 No Set-Off. A Purchaser’s obligation to make any required payments under this Agreement (including any schedule or exhibit hereto), the Separation Agreement (including any schedule or exhibit thereto) or any Ancillary Agreement (including any schedule or exhibit thereto) shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.

ARTICLE IV
TERM AND TERMINATION
     Section 4.1 Term. Unless otherwise terminated pursuant to Section 5.2, this Agreement will terminate with respect to any Service at the close of business on the last day of the Service Period for such Service. Notwithstanding the foregoing, the Purchaser may elect to extend the Service Period for any Service in accordance with the terms for extension provided in the applicable Schedule. Unless extended in accordance with the foregoing, this Agreement will terminate at the close of business on the last day of the last Service Period in effect (the “Term”).
     Section 4.2 Early Termination. Each Purchaser shall have the right at any time during the Term of this Agreement to terminate its obligation to purchase any Service, upon the giving of an advance written notice to the Provider of such Service of (i) not less than the number of days set forth in the applicable Schedule or, (ii) if the applicable Schedule does not set forth a number of days, not less than thirty (30) days. If a Purchaser terminates a Service prior to the expiration date for such Service, the fees for such Service will be prorated to account for the period during which such Service was provided and the fees for any remaining Services will be decreased to account for the Service that is terminated. In addition, each Purchaser shall have the right at any time during the Term of this Agreement to terminate its obligation to purchase any Service if the Provider of such Service materially breaches a material provision with regard to that particular Service and, if curable, does not cure such breach within thirty (30) days after being given notice of such breach.
     Section 4.3 Information Transmission. On or prior to the last day of each relevant Service Period, the Provider shall use reasonable best efforts and shall cause the members of its Group to use reasonable best efforts to support any transfer of Information concerning the relevant Services to the applicable Purchaser. If requested by the Purchaser, the Provider shall deliver and shall cause the members of its Group to deliver to the applicable Purchaser, within such time periods as the Parties may reasonably agree, all Information received, generated or computed for the benefit of such Purchaser during the Service Period, in electronic and/or hard copy form; provided, however, that (i) the Provider shall not have any obligation to provide or cause to provide Information in any non-standard format, and (ii) the Provider and the members of its Group shall be reimbursed for their reasonable out-of-pocket costs for providing Information in any format other than its standard format, unless otherwise expressly provided in the applicable Schedule.
     Section 4.4 Termination Assistance. Upon termination or expiration of this Agreement, each Provider shall have an absolute and unconditional obligation to provide to the Purchaser, or Purchaser’s designees at Purchaser’s request (including one or more Third Parties), services as necessary to effect an orderly and smooth transition of the Services to Purchaser’s internal services environment or a successor service provider and such other cooperation as reasonably requested by the Purchaser in connection with such termination or expiration. Any particular termination and expiration assistance services may be detailed in an applicable Schedule and shall include, at a minimum, any knowledge transfer, training of the Purchaser’s or its designee’s personnel, transfer of data and other materials related to the Services and any other information and assistance reasonably necessary or desirable or reasonably requested by the

Purchaser to ensure an orderly and smooth transition of the Services to Purchaser’s internal services environment or a successor service provider. Except as otherwise provided in Section 4.3, when any Information furnished by the other Party after the Distribution Date pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party shall, at such Party’s option, promptly after receiving a written request from the other Party either return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
ARTICLE V
CONFIDENTIALITY
     RESERVED.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES; COVENANTS
     Section 6.1 Authorization. Each Party represents and warrants: (a) that this Agreement has been validly executed and delivered by such Party and that the provisions set forth in this Agreement constitute legal, valid, and binding obligations of such Party enforceable against such Party in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending; and (b) that such Party has all requisite power and authority to enter into this Agreement.
     Section 6.2 Non-Infringement. Each Party, as a Provider, shall perform the Services under this Agreement in a manner that does not and shall not infringe, or constitute an infringement or misappropriation of, any intellectual property rights of any third party.
     Section 6.3 Compliance with Laws. Each Party shall perform the Services under this Agreement in a manner that complies in all material respects with all applicable laws.
     Section 6.4 Disclaimer of Representations and Warranties. EXCEPT AS PROVIDED IN ARTICLE II, THIS ARTICLE VI OR OTHERWISE IN A SCHEDULE, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS-IS” “WHERE-IS” BASIS AND THAT NEITHER PROVIDER NOR ANY MEMBER OF ITS GROUP MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR OTHERWISE HEREUNDER, AND EACH PROVIDER AND MEMBER OF ITS GROUP HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTIES WITH RESPECT TO THE SERVICES OR OTHERWISE HEREUNDER, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII
LIMITATIONS OF LIABILITY AND INDEMNITY
     Section 7.1 Exclusion of Consequential Damages. EXCEPT WITH RESPECT TO BREACHES OF ARTICLE V AND THE RESPONSIBILITIES UNDER SECTION 7.2, IN NO EVENT SHALL EITHER PARTY, THE MEMBERS OF ITS GROUP OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF AND THE MEMBERS OF ITS GROUP ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.
     Section 7.2 Indemnification for Third Party Claims. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, the members of its Group and each of their respective directors, officers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Indemnified Parties”), from and against any and all claims of Third Parties relating to, arising out of or resulting from the Indemnifying Party’s gross negligence or willful misconduct in the performance of its obligations hereunder, or breach of this Agreement, other than Third Party claims arising out of the gross negligence or willful misconduct, or breach of this Agreement by any Indemnified Party.
ARTICLE VIII
DISPUTE RESOLUTION; GOVERNING LAW AND JURISDICTION
     Section 8.1 Amicable Resolution. The Parties desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Section 6.12 of the Separation Agreement.
     Section 8.2 Arbitration. Subject to Section 8.1, and except for suits seeking injunctive relief or specific performance, in the event of any dispute, controversy or claim arising under or in connection with this Agreement (including any dispute, controversy or claim relating to the breach, termination or validity thereof), the Parties agree to submit any such dispute, controversy or claim to binding arbitration in accordance with Section 6.13 of the Separation Agreement.
     Section 8.3 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     Section 8.4 Submission to Jurisdiction. SUBJECT TO SECTION 8.2, EACH OF THE PARTIES IRREVOCABLY SUBMITS (FOR ITSELF AND IN RESPECT OF ITS PROPERTY) TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS, FORSYTH COUNTY, NORTH CAROLINA, OR GUILFORD COUNTY, NORTH CAROLINA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT; PROVIDED THAT THE PARTIES MAY BRING ACTIONS OR PROCEEDINGS AGAINST EACH OTHER IN OTHER JURISDICTIONS TO THE EXTENT NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR IN OTHER JURISDICTIONS UNLESS SUCH ACTIONS OR PROCEEDINGS ARE NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.12. NOTHING IN THIS SECTION 8.4, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.
     Section 8.5 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Survival. Section 2.3(c), Section 2.10, Section 4.3, Section 4.4, ARTICLE V, ARTICLE VII, ARTICLE VIII, ARTICLE IX and ARTICLE X shall survive any expiration or termination of this Agreement.
     Section 9.2 Title to Intellectual Property. Each Purchaser acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by any Provider, by reason of the provision of the Services provided hereunder. No Purchaser will remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by any Provider, and each Purchaser shall reproduce any such notices on any and all copies thereof. No Purchaser will attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by any Provider, and each Purchaser shall promptly notify such Provider of any such attempt, regardless of whether by Purchaser or any Third Party, of which Purchaser becomes aware.
     Section 9.3 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure event as promptly as possible after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The non-performing party shall also keep the other Party informed of further developments regarding such force majeure event on a prompt basis. The non-performing Party shall use commercially reasonable efforts to remove the cause of non-performance, and both Parties shall resume performance hereunder as promptly as possible when such cause is removed. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such force majeure event lasts for more than ninety (90) days, such other Party shall have the right to terminate the Agreement or the applicable Schedule(s) upon sixty (60) days written notice to the non-performing Party. Notwithstanding the foregoing, if a Party in its capacity as the Provider is unable to provide the Services due to a force majeure event for a period of greater than five (5) consecutive days, then the other Party may seek substitute services from a Third Party service provider at its own cost.
     Section 9.4 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, employer/employee, partnership or any other relationship.
     Section 9.5 Subrogation. If any liability arises from the performance of any Service under this Agreement by a third party contractor, the Purchaser with respect to such Service shall be subrogated to such rights, if any, as the Provider may have against such third party contractor.
     Section 9.6 Entire Agreement; Incorporation of Schedules and Exhibits. This Agreement (including all Schedules and Exhibits referred to herein) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
     Section 9.7 Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.
     Section 9.8 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 9.7 and shall be effective only to the extent in such writing specifically set forth.
     Section 9.9 Parties In Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.
     Section 9.10 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any instrument purporting to make such an assignment without prior written consent shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with a merger effected solely for the purpose of changing such Party’s state of incorporation (but subject to any applicable requirements of the Tax Sharing Agreement). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
     Section 9.11 Responsible Parties. Each Party shall be responsible for its Group members’ compliance with the terms and conditions of this Agreement.
     Section 9.12 Notices. All notices, demands and other communications given under this Agreement must be in writing and must be either personally delivered, telecopied (and confirmed by telecopy answer back), mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address or telecopy number indicated below or such other address or telecopy number or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice, demand or other communication under this Agreement shall be deemed to have been given when so personally delivered or so telecopied and confirmed (if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day), or if sent, one business day after deposit with an overnight courier, or, if mailed, five business days after deposit in the U.S. mail.

To Sara Lee:	To HBI:

Sara Lee Corporation	Hanesbrands Inc.
Three First National Plaza	1000 East Hanes Mill Road
Chicago, Illinois 60602-4260	Winston-Salem, North Carolina 27105
Attention: General Counsel	Attention: General Counsel
Facsimile Number: (312) 419-3187	Facsimile Number: (336) 714-7441
     Section 9.13 Severability. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.
     Section 9.14 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.
     Section 9.15 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.16 Delivery by Facsimile and Other Electronic Means. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other parties. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such party forever waives any such defense.
ARTICLE X
DEFINITIONS
     Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Separation Agreement. In addition, for purposes of this Agreement, the following terms shall have the following meanings:
     “Additional Services” has the meaning set forth in Section 2.2(b).
     “Agreement” has the meaning set forth in the Preamble.
     “Auditing Entity” has the meaning set forth in Section 2.10.
     “Charges” has the meaning set forth in Section 3.1.
     “Distribution Date” has the meaning set forth in Section 3.2 of the Separation Agreement.
     “Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.
     “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
     “HBI” has the meaning set forth in the Preamble.
     “Indemnified Party” has the meaning set forth in Section 7.2.
     “Indemnifying Party” has the meaning set forth in Section 7.2.
     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     “Initial Services” has the meaning set forth in Section 2.1.
     “Omitted Services” has the meaning set forth in Section 2.2(a).
     “Parties” means the parties to this Agreement.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
     “Prime Rate” means the rate that Bank of America (or its successor or another major money center commercial bank agreed to by the Parties) announces as its prime lending rate, as in effect from time to time.
     “Provider” means, with respect to any Service, the entity or entities identified on the applicable Schedule as the “Provider.”
     “Purchaser” means, with respect to any Service, the entity or entities identified on the applicable Schedule as the “Purchaser.”
     “Sara Lee” has the meaning set forth in the Preamble.
     “Separation Agreement” has the meaning set forth in the Recitals.
     “Service Period” means, with respect to any Service, the period commencing on the Distribution Date and ending on the earlier of (i) the date the Purchaser terminates the provision of such Service pursuant to Section 4.2, or (ii) the termination date or expiration date specified with respect to such Service on the Schedule applicable to such Service, unless extended pursuant to Section 4.1.
     “Services” has the meaning set forth in Section 2.2(b).
     “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
     “Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.
     “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
     “Third Party” means any Person other than Sara Lee, any Subsidiary of Sara Lee, HBI and any Subsidiary of HBI.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the Parties has caused this Master Transition Services Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

SARA LEE CORPORATION
By:	/s/ Diana S. Ferguson
Diana S. Ferguson
Senior Vice President

HANESBRANDS INC.
By:	/s/ Richard A. Noll
Richard A. Noll
Chief Executive Officer

Schedule 1
Human Resources and Payroll Shared Services
1.	General. This is Schedule 1 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc., a Maryland corporation (“HBI”) (the “Agreement”). This Schedule 1 describes certain human resources and payroll services to be provided by HBI (for purposes of this Schedule, the “Provider”) to Sara Lee (for purposes of this Schedule, the “Purchaser”). This Schedule 1 incorporates by reference that certain “Human Resources Payroll Service Level Protocol” dated June 10, 2006 (the “HRSLP”) which is made a part hereof, and includes Attachment 1-1 attached hereto.
2.	Definitions. Capitalized terms used in this Schedule 1 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1.	“Business Unit” shall mean each of Sara Lee Foods, Sara Lee Corporate, Coffee and Tea, Household and Body Care, Courtaulds and Sara Lee Bakery Group, which are Purchaser’s business units that will receive HR Services.

2.2.	“Commencement Date” shall mean the Distribution Date.

2.3.	“Extension Schedule Term” shall mean a period of up to ninety (90) days after the Initial Schedule Term.

2.4.	“HR Services” shall mean the payroll processing services, services related to submitting files to ADP for payroll tax processing, human resources information system structure maintenance services, and data entry services for retail bakery stores that were performed for Purchaser by the predecessor to Provider prior to the Separation (as such term is defined in the Separation Agreement) and that will be provided by Provider to Purchaser as described in this Schedule.

2.5.	“Initial Schedule Term” shall mean the period from the Commencement Date through and including January 31, 2007.

2.6.	“Schedule Term” shall mean, collectively, the Initial Schedule Term and any Extension Schedule Term.

2.7.	“Service Owner” shall mean, with respect to a Party, the individual designated in Section 11 to be such Party’s initial point of contact and escalation (pursuant to Section 6.2) for the HR Services.
3.	Service Commitments.
3.1.	Provider Obligations. Starting on the Commencement Date, Provider will perform the HR Services for Purchaser, including, without limitation, the following services:

(i)	Perform the tasks identified as being the responsibility of Provider in the “Task Separation” chart in Appendix C of the HRSLP;

(ii)	Work with Purchaser and the Business Units to meet all statutory and regulatory reporting requirements of Purchaser and the Business Units;

(iii)	Provide suitable access to original documentation for statutory and tax authorities;

(iv)	Process, generate or provide the following outputs based on inputs from Purchaser:
•	Payroll related benefits administration information,

•	Payroll tax processing and submission to ADP,

•	Employee paychecks and direct deposit,

•	HR and Payroll reporting; and

•	Data entry for retail bakery stores;
(v)	Meet Purchaser’s financial reporting requirements;

(vi)	Provide to Purchaser the standard set of management reports as identified in the HRSLP;

(vii)	Adhere to existing Purchaser and Business Unit policies and procedures;

(viii)	Maintain sufficient levels of internal controls and segregation of duties for processes resident at Provider;

(ix)	Ensure that data and supporting documentation is accessible to Business Units upon reasonable request;

(x)	Support internal and external audit needs of Purchaser and Business Units;

(xi)	Provide Purchaser access to Lawson systems so that Purchaser can conduct employee data maintenance and retrieve reports;

(xii)	Participate in audits, as reasonably requested by Purchaser or Business Units;

(xiii)	Respond promptly to Business Unit information requests; and

(xiv)	Work with Purchaser and the Business Units to reduce overall processing costs.

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3.2.	Purchaser Obligations. In connection with the HR Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following, as necessary for Provider to perform the HR Services:
(i)	Perform the tasks identified as being the responsibility of Purchaser in the “Task Separation” chart in Appendix C of the HRSLP;

(ii)	Work with Provider to meet all statutory and regulatory reporting requirements for Purchaser and the Business Units;

(iii)	Assist Provider in ensuring tax and fiscal compliance related to the HR Services;

(iv)	Respond to information requests from Provider in a timely manner;

(v)	Provide to Provider the following inputs:
•	Time and attendance data, and

•	HR employee data management information;
(vi)	Work with Provider to reduce overall processing costs; and

(vii)	Provide Provider with accurate source data for transaction processing purposes.
4.	Service Delivery. Provider will perform the HR Services in the same manner, with the same frequency of service delivery and the same personnel or personnel with substantially similar skills and experience, and during the same working hours as were performed by the predecessor to Provider prior to the Separation Date for the services that are the same as the HR Services, as more fully set forth in the HRSLP. Provider shall run the Business Units’ payrolls weekly, bi-weekly, and monthly. Provider shall not be required to pay any service level credits or reimburse any costs to Purchaser if service levels are not met and Purchaser shall not be required to pay any additional charges not set forth on Attachment 1-1 if additional Provider work is required due to a Purchaser error.
5.	Schedule Term. Provider shall provide the HR Services during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement. In the event Purchaser requires (i) additional services related to the implementation of its SAP system or other migration activities, or (ii) other continuing HR Services, Purchaser may extend the Schedule Term for the Extension Schedule Term by providing to Provider written notice of extension at least thirty (30) days prior to the expiration of the Initial Schedule Term. Purchaser understands that planned workforce reductions, with respect to which affected employees have already been advised of their departure dates, may render it difficult for Provider to render to Purchaser in any Extension Schedule Term services of the quality rendered in the Initial Schedule Term due to the loss of experienced employees and the need to replace them in the Extension Schedule Term with less

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experienced temporary workers; however, Provider agrees to take commercially reasonable actions to maintain the quality of services during any Extension Schedule Term. In addition to any monthly charges associated with the HR Services during the Extension Schedule Term, Purchaser will pay the cost difference between the entire cost of such temporary workers and the cost of workers that is included in the applicable monthly charges.
6.	Service Levels; Escalation.
6.1.	Service Level Obligations. Provider will provide the HR Services (i) in accordance with the service levels identified in the HRSLP, or (ii) if no service levels are included in the HRSLP with respect to a particular HR Service, in accordance with the higher of (a) the level of service comparable to what has historically been provided by the predecessor of Provider prior to the Separation Date, and (b) the level of service that Provider provides to its own business units for services similar to the HR Services.

6.2.	Resolution Levels and Escalation. The Parties shall attempt to resolve any disputes or issues arising hereunder first by having the appropriate contact individuals identified in Section VIII of the HRSLP for a particular Business Unit and area of the HR Services attempt to resolve the dispute or issue. If such individuals are unable to resolve the dispute or issue, such individuals shall refer the dispute to the Service Owners for resolution. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
7.	Costs, Invoicing and Payment.
7.1.	Service Fees. For the HR Services provided to Purchaser by Provider, Purchaser shall pay to Provider the fees set forth in Attachment 1-1. Unless otherwise specified in this Schedule or the Agreement, all time and materials expended by Provider in the performance of the HR Services shall be included in the fees set forth in Attachment 1-1, and Provider shall not be entitled to receive any further compensation for those kinds, numbers, and volumes of HR Services as provided on the Commencement Date.

7.2.	Invoicing and Payment. Provider shall invoice Purchaser for the HR Services monthly in arrears during the Schedule Term. Purchaser shall pay all invoices within forty-five (45) days of the date of submission of such invoices by Provider to Purchaser. The fees set forth in Attachment 1-1 will not be in effect until the Commencement Date and will be prorated as appropriate for any partial month during which Provider provides HR Services on and after the Commencement Date.
8.	Divestiture. If Purchaser divests a Business Unit or a portion of a Business Unit, Provider shall continue to provide the HR Services with respect to such Business Unit or portion of a Business Unit to the acquiring party during the Schedule Term and on the

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same terms and conditions set forth herein so long as Purchaser pays any incremental costs incurred by Provider in accomplishing the foregoing that are above the fees for the HR Services specified in Attachment 1-1.
9.	Access to Facilities and Systems.
9.1.	Service Locations. Provider may provide HR Services at Provider’s offices and facilities or, as reasonably necessary, at Purchaser’s facilities. During the Schedule Term, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the HR Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the HR Services. Provider will comply with the use, security, and access policies at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.

9.2.	Access to Systems. So long as Purchaser pays any incremental fees and charges of third parties required to accomplish the following that are above the cost components included in the fees for the HR Services specified in Attachment 1-1, such as, for example only, software licensors, Provider shall provide Purchaser personnel with remote (web-based) access and on-site direct access through the Provider network to access Provider’s Lawson systems and other human resources systems to conduct employee data maintenance, retrieve reports from Lawson, and perform other activities related to Purchaser’s receipt and use of the HR Services. Provider shall use its commercially reasonable best efforts to provide Purchaser adequate security clearances as necessary to obtain and utilize such remote access and on-site access.
10.	Software, Hardware and Other Assets.
10.1.	Provision of Software, Hardware and Other Assets. Except as otherwise provided herein, Provider shall be responsible for (i) obtaining all software, hardware and other assets (including licenses) necessary to perform the HR Services as such Services have historically been provided, and (ii) the costs of all such software, hardware, and other assets (including licenses) so long as such annualized costs do not exceed those annualized costs incurred by the predecessor of Provider before the Commencement Date. Any increase in such annualized costs after the Commencement Date for software, hardware or other assets (including licenses) that are necessary in order for Provider to provide the HR Services without a degradation in the quality of the HR Services or that are otherwise incurred based on Purchaser’s request, shall be paid for by Purchaser. Provider agrees to consult with Purchaser before incurring such increased costs, to the extent possible.

10.2.	Operation and Maintenance of Software, Hardware and Other Assets. As part of the HR Services, and included in the cost of the HR Services set forth in Attachment 1-1, Provider shall operate and maintain the existing systems and the software, hardware, and other assets (including licenses) necessary to perform the

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HR Services. Provider’s obligation to operate and maintain the systems, hardware, software and other assets (including licenses) shall include, without limitation (i) providing system administration services, (ii) ensuring systems availability, (iii) performing break/fix, troubleshooting and problem resolution, and (iv) obtaining and installing software upgrades required to maintain vendor support.

10.3.	Related Services. Notwithstanding anything to the contrary in Section 2.2(a) of the Agreement, at Purchaser’s request, Provider shall provide to Purchaser (i) system enhancement and modification services related to the HR Services but not included in the services provided by the predecessor of Provider to Purchaser prior to the Separation and not otherwise described in this Schedule 1, so long as Provider elects to provide such enhancement and modification services to itself, and (ii) additional services related to the implementation of Provider’s SAP system or other migration activities, regardless of whether Provider elects to provide such services to itself. In the event Provider performs any such systems enhancements and modifications or additional services, Provider may charge Purchaser for such systems enhancements and modifications at a rate of $61 per man hour worked, plus expenses and materials (which will be charged on a pass-through basis without mark-up).
11.	Service Owners. The Parties’ respective Service Owners under this Schedule are identified below.

Provider:	Purchaser:

Anita Bain	Stephen Kincanon
VP/General Manager	VP Shared Services NA
(336) 519-8140	(314) 513-7454
12.	Responsibility for Filings. Purchaser acknowledges and agrees that it is solely responsible for: (i) any local, state, federal or other governmental or regulatory filings, including, without limitation, the accuracy and completeness thereof and any and all liabilities, costs, penalties, fines and charges associated therewith; and (ii) any and all taxes due and owing to any government or taxing authority. Purchaser hereby irrevocably waives any claim against Provider, whenever and however arising, based on or related to any filing made by Purchaser and the payment or non-payment by Purchaser of any taxes.

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Attachment 1-1
Cost of Human Resources Information System and Payroll Services
Except as otherwise expressly provided below, the monthly cost of HRIS and Payroll Services in each month of the Initial Schedule Term shall be the cost specified in the table below for the applicable month.
If Purchaser requests further reductions in the number of employees of Provider involved in services deliveries to Purchaser other than those set forth below, Provider shall effect such reductions within forty-five (45) days of Purchaser’s request and Provider shall pass on to Purchaser in the form of a reduction in the monthly cost of Finance Services such cost savings as Provider achieves by such workforce reductions.
The parties agree that Provider shall implement those workforce reductions already planned in the numbers and at the times indicated below, and, based on same, Provider’s monthly charges to Purchaser shall be as set forth below. (If Purchaser requests that Provider delay any planned workforce reductions, the cost to Purchaser in the month affected shall be the cost for the preceding month, adjusted in the case of a partial workforce reduction on a pro rata basis for any actual workforce reduction in such month affected.)
Planned Monthly Costs for Human Resources Information System and Payroll Services

	Planned Workforce	Provider’s Charge to
Month	Reductions Impacting Cost	Purchaser
	(Month/Cumulative)
August 2006	3/3	$294,700
September 2006	0/3	$256,600
October 2006	2/5	$256,600
November 2006	3/8	$230,500
December 2006	1/9	$193,000
January 2007	4/13	$93,900

Schedule 2
Finance Shared Services
1.	General. This is Schedule 2 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc., a Maryland corporation (“HBI”) (the “Agreement”). This Schedule 2 describes certain finance processing services and other finance services to be provided by HBI (for purposes of this Schedule, the “Provider”) to Sara Lee (for purposes of this Schedule, the “Purchaser”). This Schedule 2 incorporates by reference that certain “Finance Service Level Protocol” dated June 10, 2006 (the “FSLP”) which is made a part hereof, and includes Attachment 2-1 attached hereto.
2.	Definitions. Capitalized terms used in this Schedule 2 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1.	“Business Unit” shall mean each of Sara Lee Foods and Sara Lee Corporate, which are Purchaser’s business units that will receive Finance Services.

2.2.	“Commencement Date” shall mean the Distribution Date.

2.3.	“Extension Schedule Term” shall mean a period of up to ninety (90) days after the Initial Schedule Term.

2.4.	“Finance Services” shall mean the finance processing services and other finance services to be provided by Provider to Purchaser as described in this Schedule, including services related to accounts payable (AP), general ledger accounting (GL), journal entries (JE), and fixed asset management (FA) that were performed for Purchaser by the predecessor to Provider prior to the Separation (as such term is defined in the Separation Agreement) and that will be provided by Provider to Purchaser as described in this Schedule.

2.5.	“Initial Schedule Term” shall mean the period from the Commencement Date through and including January 31, 2007.

2.6.	“Schedule Term” shall mean, collectively, the Initial Schedule Term and any Extension Schedule Term.

2.7.	“Service Owner” shall mean, with respect to a Party, the individual designated in Section 11 to be such Party’s initial point of contact and escalation (pursuant to Section 6.2) for the Finance Services.
3.	Service Commitments.
3.1.	Provider Obligations. Starting on the Commencement Date, Provider will perform the Finance Services, including, without limitation, the following services:

(i)	Perform the tasks identified as being the responsibility of Provider in the “Task Separation” chart in Appendix D of the FSLP;

(ii)	Process, generate or provide the following outputs based on inputs from Purchaser:
•	AP – Process invoices and payments, prepare 1099 tax forms, process “received not invoiced,”

•	GL – Period end reporting and transactions,

•	JE – Inter-company transactions, recurring entries, state and federal taxes, bank account reconciliation, and

•	FA – Capitalize, categorize, depreciate, retire and transfer fixed assets,
(iii)	Work with Purchaser and the Business Units to meet all statutory and regulatory reporting requirements of Purchaser and the Business Units;

(iv)	Provide suitable access to original documentation for statutory and tax authorities;

(v)	Meet Purchaser’s financial reporting requirements;

(vi)	Provide to Purchaser the standard set of management reports as identified in the FSLP;

(vii)	Adhere to existing Purchaser and Business Unit policies and procedures;

(viii)	Maintain sufficient levels of internal controls and segregation of duties for processes resident at Provider;

(ix)	Ensure that data and supporting documentation is accessible to Business Units upon reasonable request;

(x)	Support internal and external audit needs of Purchaser and Business Units;

(xi)	Participate in audits, as reasonably requested by Purchaser or Business Units;

(xii)	Respond promptly to Business Unit information requests; and

(xiii)	Work with Purchaser and the Business Units to reduce overall processing costs.

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3.2.	Purchaser Obligations. In connection with the Finance Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following, as necessary for Provider to perform the Finance Services:
(i)	Perform the tasks identified as being the responsibility of Purchaser in the “Task Separation” chart in Appendix D of the FSLP;

(ii)	Provide to Provider the following inputs:
•	AP – Create purchase orders, initiate recurring payments, correct errors,

•	GL – Chart of accounts requests (changes and new),

•	JE – All Journal Entries, and

•	FA – Authorized Asset Disposition form, project initiation and completion notices;
(iii)	Work with Provider to meet all statutory and regulatory reporting requirements for Purchaser and the Business Units;

(iv)	Assist Provider in ensuring tax and fiscal compliance related to the Finance Services;

(v)	Respond to information requests from Provider in a timely manner;

(vi)	Work with Provider to reduce overall processing costs; and

(vii)	Provide Provider with accurate source data for transaction processing purposes.
4.	Service Delivery. Provider will perform the Finance Services in the same manner, with the same frequency of service delivery and the same personnel or personnel with substantially similar skills and experience, and during the same working hours as were performed by the predecessor to Provider prior to the Separation Date for the services that are the same as the Finance Services, as more fully set forth in the FSLP. Provider shall not be required to pay any service level credits or reimburse any costs to Purchaser if service levels are not met and Purchaser shall not be required to pay any additional charges not set forth on Attachment 2-1 if additional Provider work is required due to a Purchaser error.
5.	Schedule Term. Provider shall provide the Finance Services during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement. In the event Purchaser requires (i) additional services related to the implementation of its SAP system or other migration activities, or (ii) other continuing Finance Services, Purchaser may extend the Schedule Term for the Extension Schedule Term by providing to Provider written notice of extension at least thirty (30) days prior to the expiration of the Initial

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Schedule Term. Purchaser understands that planned workforce reductions, with respect to which affected employees have already been advised of their departure dates, may render it difficult for Provider to render to Purchaser in any Extension Schedule Term services of the quality rendered in the Initial Schedule Term due to the loss of experienced employees and the need to replace them in the Extension Schedule Term with less experienced temporary workers; however, Provider agrees to take commercially reasonable actions to maintain the quality of services during any Extension Schedule Term. In addition to any monthly charges associated with the Finance Services during the Extension Schedule Term, Purchaser will pay the cost difference between the entire cost of such temporary workers and the cost of workers that is included in the applicable monthly charges.
6.	Service Levels; Escalation.
6.1.	Service Level Obligations. Provider will provide the Finance Services (i) in accordance with the service levels identified in the FSLP, or (ii) if no service levels are included in the FSLP with respect to a particular Finance Service, in accordance with the higher of (a) the level of service comparable to what has historically been provided by the predecessor of Provider prior to the Separation Date, and (b) the level of service that Provider provides to its own business units for services similar to the Finance Services.

6.2.	Resolution Levels and Escalation. The Parties shall attempt to resolve any disputes or issues arising hereunder first by having the appropriate contact individuals identified in Section VIII of the FSLP for a particular Business Unit and area of the Finance Services attempt to resolve the dispute or issue. If such individuals are unable to resolve the dispute or issue, such individuals shall refer the dispute to the Service Owners for resolution. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
7.	Costs, Invoicing and Payment.
7.1.	Service Fees. For the Finance Services provided to Purchaser by Provider, Purchaser shall pay to Provider the fees set forth in Attachment 2-1. Unless otherwise specified in this Schedule or the Agreement, all time and materials expended by Provider in the performance of the Finance Services shall be included in the fees set forth in Attachment 2-1, and Provider shall not be entitled to receive any further compensation for those kinds, numbers, and volumes of Finance Services as provided on the Commencement Date.

7.2.	Invoicing and Payment. Provider shall invoice Purchaser for the Finance Services monthly in arrears during the Schedule Term. Purchaser shall pay all invoices within forty-five (45) days of the date of submission of such invoices by Provider to Purchaser. The fees set forth in Attachment 2-1 will not be in effect until the Commencement Date and will be prorated as appropriate for any partial

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month during which Provider provides Finance Services on and after the Commencement Date.
8.	Divestiture. If Purchaser divests a Business Unit or a portion of a Business Unit, Provider shall continue to provide the Finance Services with respect to such Business Unit or portion of a Business Unit to the acquiring party during the Schedule Term and on the same terms and conditions set forth herein so long as Purchaser pays any incremental costs incurred by Provider in accomplishing the foregoing that are above the fees for the Finance Services specified in Attachment 2-1.
9.	Access to Facilities and Systems.
9.1.	Service Locations. Provider may provide Finance Services at Provider’s offices and facilities or, as reasonably necessary, at Purchaser’s facilities. During the Schedule Term, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the Finance Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the Finance Services. Provider will comply with the use, security, and access policies at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.

9.2.	Access to Systems. So long as Purchaser pays any incremental fees and charges of third parties required to accomplish the following that are above the cost components included in the fees for the Finance Services specified in Attachment 2-1, such as, for example only, software licensors, Provider shall provide Purchaser personnel with remote (web-based) access and on-site direct access through the Provider network to access Provider’s Lawson systems and other finance systems to process journal entries, retrieve reports from Lawson, and perform other activities related to Purchaser’s receipt and use of the Finance Services. Provider shall use its commercially reasonable best efforts to provide Purchaser adequate security clearances as necessary to obtain and utilize such remote access and on-site access.
10.	Software, Hardware and Other Assets.
10.1.	Provision of Software, Hardware and Other Assets. Except as otherwise provided herein, Provider shall be responsible for (i) obtaining all software, hardware and other assets (including licenses) necessary to perform the Finance Services as such Finance Services have historically been provided, and (ii) the costs of all such software, hardware, and other assets (including licenses) so long as such annualized costs do not exceed those annualized costs incurred by the predecessor of Provider before the Commencement Date. Any increase in such annualized costs after the Commencement Date for software, hardware or other assets (including licenses) that are necessary in order for Provider to provide the Finance Services without a degradation in the quality of the Finance Services or that are otherwise incurred based on Purchaser’s request shall be paid for by

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Purchaser. Provider agrees to consult with Purchaser before incurring such increased costs, to the extent possible.

10.2.	Operation and Maintenance of Software, Hardware and Other Assets. As part of the Finance Services, and included in the cost of the Finance Services set forth in Attachment 2-1, Provider shall operate and maintain the existing systems and the software, hardware, and other assets (including licenses) necessary to perform the Finance Services. Provider’s obligation to operate and maintain the systems, hardware, software and other assets (including licenses) shall include, without limitation (i) providing system administration services, (ii) ensuring systems availability, (iii) performing break/fix, troubleshooting and problem resolution, and (iv) obtaining and installing software upgrades required to maintain vendor support.

10.3.	Related Services. Notwithstanding anything to the contrary in Section 2.2(a) of the Agreement, at Purchaser’s request, Provider shall provide to Purchaser (i) system enhancement and modification services related to the Finance Services but not included in the services provided by the predecessor of Provider to Purchaser prior to the Separation and not otherwise described in this Schedule 2 so long as Provider elects to provide such enhancement and modification services to itself, and (ii) additional services related to the implementation of Provider’s SAP system or other migration activities, regardless of whether Provider elects to provide such services to itself. In the event Provider performs any such systems enhancements and modifications, Provider may charge Purchaser for such systems enhancements and modifications at a rate of $61 per man hour worked, plus expenses and materials (which will be charged on a pass-through basis without mark-up).
11.	Service Owners. The Parties’ respective Service Owners under this Schedule are identified below.

Provider:	Purchaser:

Anita Bain	Stephen Kincanon
VP/General Manager	VP Shared Services NA
(336) 519-8140	(314) 513-7454
12.	Responsibility for Filings. Purchaser acknowledges and agrees that it is solely responsible for: (i) any local, state, federal or other governmental or regulatory filings, including, without limitation, the accuracy and completeness thereof and any and all liabilities, costs, penalties, fines and charges associated therewith; and (ii) any and all taxes due and owing to any government or taxing authority. Purchaser hereby irrevocably waives any claim against Provider, whenever and however arising, based on or related to any filing made by Purchaser and the payment or non-payment by Purchaser of any taxes.

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Attachment 2-1
Cost of Finance Services
Except as otherwise expressly provided in this Schedule 2 or the Agreement, the monthly cost of Finance Services in each month of the Initial Schedule Term shall be the cost specified in the table below for the applicable month.
If Purchaser requests reductions in the number of employees of Provider involved in services deliveries to Purchaser other than those set forth below, Provider shall effect such workforce reductions within forty-five (45) days of Purchaser’s request and Provider shall pass on to Purchaser in the form of a reduction in the monthly cost of finance services such cost savings as Provider achieves by such workforce reductions.
The parties agree that Provider shall implement workforce reductions already planned in the numbers and at the times indicated below, and, based on same, Provider’s monthly charges to Purchaser shall be as set forth below. (If Purchaser requests that Provider delay any planned workforce reductions, the cost to Purchaser in the month affected shall be the cost for the preceding month, adjusted in the case of a partial workforce reduction on a pro rata basis for any actual workforce reduction in such month affected.)
Planned Monthly Costs for Finance Services

	Planned Workforce	Provider’s Charge to
Month	Reductions Impacting Cost	Purchaser
	(Month/Cumulative)
August 2006		$413,500
September 2006	23/23	$413,500
October 2006	3/26	$313,800
November 2006	1/27	$300,800
December 2006	11/37	$293,100
January 2007	1/38	$7,800

Schedule 3
IT Mainframe Services
1.	General. This is Schedule 3 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc. (“HBI”), a Maryland corporation (the “Agreement”). This Schedule 3 describes certain information technology services to be provided by HBI (for purposes of this Schedule 3, the “Provider”) to Sara Lee (for purposes of this Schedule 3, the “Purchaser”). This Schedule 3 includes Attachment 3-1, Attachment 3-2, Attachment 3-3, and Attachment 3-4, attached hereto.
2.	Definitions. Capitalized terms used in this Schedule 3 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1.	“Commencement Date” shall mean the Distribution Date.

2.2.	“IBM” shall mean International Business Machines Corporation.

2.3.	“Mainframe Services” shall mean those services related to the R66 and X27 that were performed for Purchaser by the predecessor to Provider prior to the Commencement Date, including without limitation, the services set forth on Attachment 3-1.

2.4.	“R66” shall mean that certain mainframe currently owned by Provider, for which both Provider and IBM have operational responsibility and on which the Sara Lee US Foods US Fresh DCS application runs in a Provider logical partition, and any upgrades thereof.

2.5.	“Service Owner” shall mean, with respect to a Party, the individual designated in Attachment 3.1 to be such Party’s initial point of contact and escalation for the Mainframe Services or for a specific portion of the Mainframe Services.

2.6.	“X27” shall mean that certain mainframe used by Purchaser but owned by IBM, for which both Provider and IBM have operational responsibility and on which the Sara Lee Bakery Group DMS application runs, and any upgrades thereof.
3.	Service Commitments.
3.1.	Provider Obligations. Starting on the Commencement Date, Provider shall provide to Purchaser the Mainframe Services.

3.2.	Purchaser Obligations. In connection with the Mainframe Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following, as necessary for Provider to perform the Mainframe Services: (i) perform the tasks identified as being the responsibility of Purchaser in this Schedule 3; (ii) manage its relationship with IBM and other service providers and licensors as necessary for Provider to perform its obligations hereunder; and (iii) remove the DCS application from the R66.
4.	Service Delivery. In addition to the requirements set forth elsewhere in this Schedule 3, Provider will perform the Mainframe Services in the same manner, with the same frequency of service delivery and the same personnel, and during the same working hours as the predecessor to Provider performed services that are the same as the Mainframe Services prior to the Commencement Date. With respect to any Mainframe Service for which the predecessor to Provider did not perform an equivalent service prior to the Commencement Date, the Provider shall perform such Mainframe Service with the frequency of service delivery reasonably requested by Purchaser, so long as Provider elects to provide such Service and frequency for itself.
5.	Schedule Term. Unless otherwise terminated under this Schedule 3 or the Agreement, Provider shall provide the Mainframe Services to Purchaser from the Commencement Date for a period of one year from the Commencement Date. Subject to Provider’s rights to terminate as provided in this Section, Purchaser may extend the term of this Schedule 3 in connection with the Mainframe Services for additional one (1) year periods by providing to Provider written notice of extension at least ninety (90) days prior to the expiration of the then current term. Purchaser shall have the right at any time to terminate its obligation to purchase Mainframe Services, in whole or in part, upon giving of thirty (30) days advance written notice to Provider. Provider shall have the right to terminate Mainframe Services associated with the R66 effective on or after December 31, 2007 by giving Purchaser at least ninety (90) days written notice, and to terminate Mainframe Services associated with the X27 effective on or before December 31, 2009 by giving Purchaser at least six (6) months written notice.
6.	Service Level Obligations and Escalation. Provider will provide the Mainframe Services (i) in accordance with the service levels identified in Attachment 3-1 and Attachment 3-4 for the applicable service. If no service levels are included in Attachment 3-1 and Attachment 3-4 with respect to a particular service, Provider will provide such service in accordance with the higher of (a) the level of service comparable to what has historically been provided by the predecessor of Provider prior to the Commencement Date, or (b) the level of service that Provider provides to its own business units for services similar to the Mainframe Services.
7.	Costs. For the Mainframe Services, Purchaser shall pay to Provider the fees set forth in Attachment 3-2. Unless otherwise specified in this Schedule 3 or the Agreement, all time and materials expended by Provider in the performance of the Mainframe Services shall be included in the applicable fees set forth in Attachment 3- 2, and Provider shall not be entitled to receive any further compensation therefor. Provider may provide systems enhancements and modifications related to the Mainframe Services, above and beyond applications and reports in existence as of the Commencement Date, at an additional cost to be negotiated at the time of the request for such enhancements and modifications. In the event the Parties agree upon such enhancements and modifications, the Parties shall develop a separate statement of work or addendum to this Schedule 3 with respect to such

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enhancements and modifications, and Provider shall separately indicate charges for such enhancements and modifications on Provider’s regular invoices.
8.	Invoicing and Payment. Provider shall invoice Purchaser for the Mainframe Services in arrears monthly during the term of this Schedule 3. Purchaser shall pay all invoices for the Mainframe Services within forty five (45) days of the date of submission of such invoices by Provider to Purchaser.
9.	Service Locations. Provider shall provide the Mainframe Services from Provider’s Data Center. Purchaser shall receive the Mainframe Services at Purchaser’s Chicago SLC IT Center, Purchaser’s Mason SLC Data Center and any other location designated by Purchaser which is acceptable to Provider. During the term of this Schedule 3, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the Mainframe Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the Mainframe Services. Provider will comply with all policies, including without limitation, use, security, and access policies, at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.
10.	Software, Hardware and Other Assets. Provider shall be responsible for obtaining all software, hardware, other assets (including licenses) and any other rights necessary to perform the Mainframe Services, including without limitation the software, hardware and assets identified on Attachment 3-3 by the Commencement Date. Provider shall be solely responsible for the costs of all such software, hardware, other assets (including licenses) and other rights necessary to perform the Mainframe Services as such Services have historically been provided so long as such costs do not exceed those incurred by the predecessor of Provider before the Commencement Date. Any increase in such costs after the Commencement Date shall be paid for by Purchaser. As part of the Mainframe Services, and included in the cost of the Mainframe Services set forth in Attachment 3-2, Provider shall operate and maintain the systems and the software, hardware, and other assets (including licenses) necessary to perform the Mainframe Services as such Services are provided as of the Commencement Date.
11.	Service Owners. The Parties’ respective Service Owners for Mainframe Services under this Schedule 3 are identified below.
Provider:

Provider:	Purchaser:

John Zaski	Mike DeJong
VP Technology	VP- Infrastructure
(336) 519-8276	(513) 204-4001

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Attachment 3-1
Service Targets For Mainframe Services
A. Resolution Levels and Escalation for Mainframe Services.
All issues should start for resolution at the Providers help desk (336-519-5000). For systems issues that cannot be resolved by the Provider help desk, Purchaser may escalate the issues by calling the following individuals as necessary in the following order: (i) Senior Manager AS400/ Mainframe: Gregory Montgomery (336 519 8839); (ii) Director Systems Engineering: Bill Bazil (336-519-8467); (iii) Vice President Technology: John Zaski (336 519 8276); and (iv) Chief Information Officer: Jim Nanton (336 519 4656). The Parties shall attempt to resolve any outstanding issues not resolved in connection with the foregoing or any other issue or disputes arising with respect to the Mainframe Services first by having the Service Owners attempt to resolve the dispute or issue. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
Service Targets over the Escalation Process

	Level 1	Level 2	1st Escalation
All severity 3 issues (not problem related)	1 hour	No maximum target	N/A
All severity 2 issues (process failure or process completes with non-critical error, work-around available)	1 hour	4 hours	Next Business Day
All severity 1 issues (work interrupted, no work-around)	1 hour	2 hours same day	1 hour same day

B.	Description of Mainframe Services.
Provider shall do the following as part of the Mainframe Services:
1.	Allow the running of the current US Fresh application on the R66 mainframe.

2.	Permit the X27 environment to reside in the HBI Data Center.

3.	License and maintain the software installed on the R66 for which Provider, as between Provider and IBM, is responsible.

4.	Conduct mainframe operations, including without limitation, printing reports, and manual tape handling for the R.66 and X.27.

5.	Maintain tape libraries for the R66 and X27 mainframes at Provider’s Data Center.

6.	Manage Provider’s relationship with IBM and other service providers and licensors so as to ensure proper performance and continuity of the mainframe services to be provided by Provider under this Schedule 3.

7.	Provide office space for IBM personnel as required in Provider’s services agreement with IBM and in Purchaser’s services agreement with IBM.

8.	In the event of a relocation of mainframe services from the existing HBI Data Center located at 450 Hanes Mill Road, Winston-Salem, NC to another facility, Provider must provide Purchaser six (6) months advance notice and coordinate the move with an agreed upon relocation date with Purchaser. Purchaser shall be responsible for all move and relocation fees of the X27 up to and including Purchaser’s business loss and application development and testing fees. Additionally, for the R66 move, if any, Purchaser shall be responsible for the same as relates to Applications on the R66 utilized by Purchaser.

9.	Systems operation services for Mainframe Services of the kinds, types, and volumes currently provided:
(a)	Data Center Facility Management
Maintenance of hosted equipment in a commercial data center environment featuring raised floor space, computer room monitoring, Halon protection, dual electrical power feeds with uninterruptible power supplies, and a backup diesel power generator
(b)	Operating System Upgrade Restrictions
Operating system and program product upgrades for the R.66 must have Purchaser’s prior approval thirty (30) days in advance of implementation.
(c)	Provider and Purchaser, as recipients of Mainframe Services from the other, shall utilize the change control procedures of the other for all desired changes related to Mainframe Services to such recipient.

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(d)	Availability Management

Establishment of scheduled availability for hardware and online systems in July of each year.

(e)	Report/Print Management
(i)	Printing and distributing reports to Purchaser (through Provider Computer Operations department) or making online reports for application systems available to Purchaser.

(ii)	Completing quality checks on all printed materials prior to distribution to Purchaser.

(iii)	Providing timely assistance to Purchaser as required for report tracking.

(iv)	Publishing and providing to Purchaser a monthly measurement print report.

(v)	Providing and maintaining an electronic system for online viewing of reports by Purchaser;
10.	Disaster Recovery/Continuity Services for Mainframe Services:
(a)	Disaster recovery planning services that cover a total or partial loss of Provider’s Data Center. In the event of a disaster that prevents services from being provided for an extended period of time, Provider shall immediately notify Purchaser Chief Information Officers and their designated Disaster Recovery Coordinators. Provider shall declare a disaster and move to a backup site upon determination that the total or partial data center outage will significantly exceed the maximum defined recovery time objective (RTO) for lost systems. Provider shall involve Purchaser Chief Information Officers and their designated Disaster Recovery Coordinators in making the foregoing determination.

(b)	Providing Mainframe Services in a disaster in “keep alive” versus “business as usual” mode unless otherwise designated (which may require activation of the Purchaser’s business continuity plan).

(c)	Providing assistance to the Purchaser in the development of information technology disaster recovery plans. Provider shall provide assistance in Purchaser business continuity plan development depending on resource availability.

(d)	Coordinating with the current disaster recovery services vendor (SunGard Availability Services) and providing Purchaser access to such vendor as necessary or as reasonably requested by Purchaser.

(e)	Coordinating with the current offsite storage vendor and providing Purchaser access to such vendor as necessary or as reasonably requested by Purchaser.

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Attachment 3-2
Costs
Mainframe Services
Mainframe cost allocation methodology
•	IBM will split the charges for the workload based on consumption from each machine. The R66 workload will be charged to Provider and the X27 workload being charged to Purchaser, in accordance with the applicable service agreements with IBM. ARCs and RRCs (resource charges/credits) will accrue to the individual machines based on the baselines established for the machines and the actual resource consumption on each machine. (Prior to the Commencement Date, the consumption calculation was shared between both machines.)
•	Purchaser shall pay for the facility and operation cost on the X27 mainframe. These costs include floor space/power, tape mounts, offsite storage and operations management.
•	Provider will be responsible for software maintenance cost on the R66 mainframe.
•	Provider shall charge Purchaser for maintenance costs associated with the running the US Fresh workload on the R66 mainframe (i.e., software support, floor space tape mounts, offsite tape storage, operations management).

Item	R.66	X.27
Mainframe Costs	$168,574	$100,000
+5% Adjustment	$8,426	$5,000

Total Annual Fee	$177,000	$105,000
Commencing July 1, 2007 and annually thereafter, all Mainframe Services costs described herein shall increase by three and one-half percent (3.5%) over such costs in the immediately preceding twelve (12) month period.

Attachment 3-3
Hardware, Software and Other Assets
The following systems are required for Provider to deliver the Mainframe Services:
Mainframe Services
•	R66 mainframe

•	X27 mainframe

Attachment 3.4
Service Levels for R.66
1.0	Introduction

a.	This Schedule describes the minimum levels of service (“Service Levels”) with respect to:
1.	Provider’s duties, obligations and responsibilities related to the Service Levels for defined Services; and

2.	certain of Purchaser’s responsibilities.
b.	This Schedule includes Exhibit 3.6-1 which describes those specific Service Level measurements that IBM will provide to Purchaser (for which Provider is not responsible).
2.0	Applicability of Service Levels
a. Provider’s obligation to perform the Services to the Service Levels is as follows for those Service Levels for which there is for the preceding twelve (12) months verifiable performance data collected in the manner by which Provider is obligated herein to do so, Service Levels shall apply beginning on the Commencement Date.
b. The measuring tools, as used by Purchaser immediately prior to the Commencement Date to track metric performance in the mainframe environment, will continue to be used during the term. Provider shall have responsibility for measuring tools. Additional mainframe measurement tools added during the term are Provider’s responsibility.
3.0	Reporting
Provider will be relieved of responsibility in accordance with the provisions of this Agreement for meeting any Service Levels and for any associated Service Level Credits to the extent caused by (i) the failure of Purchaser or its Affiliates, its third-party vendors and suppliers to perform their responsibilities pursuant to the Agreement, (ii) Purchaser’s reprioritization of available resources to facilitate the provision of new services, or (iii) circumstances that constitute an event of force majeure, as described in Section 9.3 of the Agreement, including during the continuance of disaster recovery during such an event.
4.0	Addition or Deletion of Service Levels and Changes to Weighting Factors
Purchaser will send written notice to Provider at least ninety (90) days prior to the date that: (i) additions or deletions to Service Levels and/or (ii) modifications to the weighting factors applicable to the Service Levels are to be effective, provided that (i) Purchaser may send only one (1) such notice (which notice may contain multiple changes) each calendar quarter and (ii) such changes shall take effect on the first day of a month.

Exhibit 3.6-1
Service Level Measurements

SERVICE
SERVICE METRIC	MEASUREMENT / CRITERIA	LEVEL
Bakery LPAR #1 Availability of System and related key infrastructure subsystems: • Production LPARs • Production DB2 Regions • Production CICS Regions • Production Datacom/DB	7x24 Availability (excluding maintenance windows) per LPAR or subsystem	99.7% or Maximum unavailability of 3 instances per month per LPAR or Subsystem [(Actual Uptime + Excusable Downtime) /Scheduled Hours] x 100

Batch Processing Processing Of Key Production Batch Jobs	Completed by required time per production job	99.50% or 90% for any individual batch job per month (On Time Completion Count/Batch Run Count) * 100

Response Time Production CICS Response Time	Total response time per production region	≤ 1 Sec (Average of all transactions in a region)

Change Requests Simple Change Requests (e.g., scheduling request, RACF administration, CICS admin, etc.) Complex Change Requests	16 Business Hours Duration to be negotiated at time of request	Both Requests 90% on time, 95% within 1.5x of on time (On Time Completion Count/Request Count)

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Schedule 4
Tax Services
1.	General. This is Schedule 4 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc., a Maryland corporation (“HBI”) (the “Agreement”). This Schedule 4 describes certain tax services to be provided by Sara Lee (for purposes of this Schedule, the “Provider”) to HBI (for purposes of this Schedule, the “Purchaser”). This Schedule 4 includes Attachment 4-1 and Attachment 4-2 attached hereto.
2.	Definitions. Capitalized terms used in this Schedule 4 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1.	“Commencement Date” shall mean the Distribution Date.

2.2.	“Extension Schedule Term” shall mean a period of up to fifteen (15) months after the Initial Schedule Term.

2.3.	“Initial Schedule Term” shall mean the period from the Commencement Date through and including June 30, 2007.

2.4.	“Schedule Term” shall mean, collectively, the Initial Schedule Term and any Extension Schedule Term.

2.5.	“Service Owner” shall mean, with respect to a Party, the individual designated in Section 9 to be such Party’s initial point of contact and escalation for the Tax Services under this Schedule 4.

2.6.	“Tax Services” shall mean the tax-related Services to be provided by Provider to Purchaser as described in this Schedule.
3.	Service Commitments.
3.1.	Purchaser Obligations. In connection with the Tax Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following:
(i)	Provide timely human resources to work with Provider’s tax department in order to facilitate Provider’s ability to deliver the Tax Services and Purchaser’s ability to take responsibility for the Tax Services over time;

(ii)	Take gradual responsibility for the Tax Services identified in Section 3.2 as Purchaser tax personnel become trained and proficient in tax systems support; and

(iii)	Provide facilities, hardware, software and other resources (and access thereto) and consulting service from software vendors upon Provider’s request, all as necessary for Provider to perform the Tax Services, including, without limitation, all resources set forth in Section 7 and Section 8.
3.2.	Provider Obligations. Starting on the Commencement Date, Provider will perform the following Tax Services under this Schedule 4 as, and to the extent, requested by Purchaser:
(i)	Provide business support to assist Purchaser in negotiating license and engagement agreements between Purchaser and Deloitte & Touche (“D&T”) and Purchaser and other vendors mutually agreed upon by the Parties;

(ii)	Assist Purchaser in implementing ETS, CATS or Excel-based calendar (including interface with accounts payable system) to track filing items/payments;

(iii)	Assist Purchaser in implementing ETS system, including initial setup for Purchaser;

(iv)	Assist Purchaser in implementing the GDX tax data collection package for domestic and international business units, including creation and/or revision of schedules for Purchaser if the Parties can obtain necessary consent(s) from D&T;

(v)	Assist Purchaser in implementing STEX for estimated tax and extension payments;

(vi)	Assist Purchaser in implementing new e-Filing requirement for Purchaser, with the assistance of outside consultants mutually acceptable to the Parties (possibly D&T); including aggregating return data from ETS and Fixed Asset/other non-ETS systems using “data importer” or “tax series” type software;

(vii)	Assist Purchaser in implementing M-3 (new requirement for federal tax returns), including reconfiguring ETS components and building of integration points with existing accounting systems (or, in anticipation of integration of a new ERP system such as SAP at HBI, detailed specifications of integration points and recommendations for such integration);

(viii)	Work with Purchaser’s IT department to install hardware/software used by the tax function involving multiple applications and environments, including (a) application, Citrix (if needed), Web and/or file servers, and (b) test, production and disaster recovery servers for ETS, GDX and certain other applications;

(ix)	Provide systems support to Purchaser tax professionals during tax planning and compliance;

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(x)	Assist Purchaser in creating database frameworks and procedures to retain tax data as required by taxing authorities;

(xi)	Assist Purchaser in establishing internal tax knowledge base in Purchaser intranet;

(xii)	Assist Purchaser in establishing account as requested with BNA, CCH, RIA and/or Superforms;

(xiii)	Provide assistance to Purchaser’s Tax Director in developing income tax-related processes and procedures; and

(xiv)	Provide systems training to a designated Purchaser tax systems employee to be hired after the Commencement Date.
4.	Service Delivery.
4.1.	Service Delivery. Provider will provide the Tax Services as necessary during normal working hours during the Schedule Term, with a gradual reduction in Tax Services over the course of the Schedule Term as the Purchaser tax department gains the ability to manage Purchaser’s tax systems on its own. Provider will designate at least two (2) individuals to provide Tax Services, which may include the Provider Service Owner, and such individuals may be used by Provider in any combination to provide the Services. Provider shall not be required to reimburse any costs to Purchaser if service levels are not met and Purchaser shall not be required to pay any additional charges not set forth on Attachment 4-1 if additional Provider work is required due to a Purchaser error.

4.2.	Task List and Total Hours. The Parties shall cooperate to generate a task list and project plan related to the Tax Services and an estimate of the hours. In no event shall Provider be required to provide greater than 1000 man hours of Tax Services in the aggregate during the Initial Schedule Term.
5.	Costs, Invoicing and Payment.
5.1.	Service Fees. Provider will provide the Tax Services for the fees and expenses set forth in Attachment 4-1. Unless otherwise specified in this Schedule or the Agreement, all time and materials expended by Provider in the performance of the HR Services shall be included in the fees set forth in Attachment 4-1, and Provider shall not be entitled to receive any further compensation therefor.

5.2.	Invoicing and Payment. Provider shall invoice Purchaser for the Tax Services in arrears on a quarterly basis after the conclusion of each calendar quarter during the Schedule Term. Purchaser shall pay all invoices within forty-five (45) days of the date of submission of such invoices by Provider to Purchaser. The fees set forth in Attachment 4-1 will be prorated as appropriate for any partial fiscal quarter during which Provider provides Tax Services.

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6.	Service Levels; Escalation.
6.1.	Service Level Obligations. Provider will provide the Tax Services with a level of service comparable to what has historically been provided by technology systems support to the Winston-Salem satellite office prior to the Separation. For those Tax Services identified in Section 3.2 that have not been provided to the Winston-Salem satellite office in the past, the level of service will be comparable to what has been provided to the Provider tax department for services similar to the Tax Services. Provider will use commercially reasonable efforts to respond to all calls and issues within two (2) business days.

6.2.	Resolution Levels and Escalation. The Parties shall present any issue that the Service Owners are unable to resolve to the Purchaser vice president for tax (or other senior executive with responsibility for tax) and the Provider Vice President of Tax. If the issues cannot be resolved in a timely manner by the Purchaser vice president for tax (or other senior executive with responsibility for tax) and the Provider Vice President of Tax, the Parties shall escalate the issue to the Chief Financial Officers of each Party. If the issue remains outstanding and cannot be resolved by the Chief Financial Officers, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
7.	Access to Facilities and Systems.
7.1.	Service Locations. Provider may provide Tax Services at Provider’s offices or other facilities, or as reasonably necessary, at Purchaser’s offices in Winston-Salem, North Carolina. During the Schedule Term, Purchaser will provide to Provider, in connection with Provider’s provision of the Tax Services, access to Purchaser’s facilities as necessary in order to enable Provider to perform the Tax Services. Provider will comply with the use, security, and access policies at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect and as are communicated in writing to Provider.

7.2.	Access to Systems. Purchaser shall provide Provider with remote and on-site direct access through the Purchaser network to access Purchaser tax systems from Provider locations and Purchaser locations, respectively, as necessary for Provider to perform the Tax Services. Purchaser shall provide Provider adequate security clearances as necessary to obtain and utilize such remote and on-site access.
8.	Software, Hardware and Other Assets. Purchaser shall be responsible for obtaining for all software, hardware and other assets (including licenses) necessary to establish and maintain its tax department and necessary for Provider to perform the Tax Services, including without limitation the software, hardware and assets identified on Attachment 4-2. Purchaser shall obtain the software, hardware and other assets identified on Attachment 4-2 within forty-five (45) days of the Commencement Date. Purchaser shall be solely responsible for the costs of all such software, hardware, and other assets (including licenses) and for the costs of maintaining and upgrading all such software, hardware, and other assets (including licenses).

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9.	Service Owners. The Parties’ respective Service Owners under this Schedule are identified below.

Provider: James Hahn Director, Tax System Planning 312-558-8494	Purchaser: Mike Caminiti
10.	Schedule Term. Provider shall provide the Tax Services identified in Section 3.2 during the Initial Schedule Term. In the event Purchaser requires systems support in order to e-file its federal tax return, upon the mutual written agreement of the Parties, Purchaser may extend the Initial Schedule Term for the Extension Schedule Term; provided, however, that such extension shall include the following terms: (i) Purchaser shall give Provider prior written notice of its intent to extent the Schedule Term at least ninety (90) days prior to the expiration the Initial Schedule Term, which notice shall specify the duration of the Extension Schedule Term (which shall not exceed fifteen (15) months); (ii) Provider shall only be required to provide Tax Services with respect to Purchaser’s tax systems as necessary for Purchaser to be able to e-file its first federal tax return; and (iii) Purchaser shall pay Provider for the Tax Services during the Extension Schedule Term on a time and materials basis at the blended rate specified on Attachment 4-1 plus five percent (5%) for inflation, provided that pass-through expenses will be billed at actual cost.
11.	Responsibility for Tax Filings. The responsibility for: (i) any local, state, federal, and other tax filings, including, without limitation, the accuracy and completeness thereof and any and all liabilities, costs, penalties, fines and charges associated therewith; and (ii) any and all taxes due and owing to any government or taxing authority shall be governed by the Tax Sharing Agreement entered into between Purchaser and Provider on August 31, 2006. Purchaser hereby irrevocably waives any claim against Provider arising out of this Agreement based on or related to any tax filing made by Purchaser and the payment or non-payment by Purchaser of any taxes.

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Attachment 4-1
Cost of Tax Services
Costs will be billed at a rate of $120/hour, regardless of the level of the Provider personnel providing the Services.
Travel and other expenses will be billed on a pass-through basis.

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Attachment 4-2
Hardware, Software and Other Assets
HARDWARE
GDX (Global Data Exchange) servers
ETS servers
Citrix servers
Web servers
File servers
SOFTWARE
GDX, ETS, ETS Calendar, BNA, CCH, RIA, etc.
Provider’s employees shall be allowed to access the software with full administrative and user privileges as agreed upon by the Parties.

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Schedule 5
Calendar Year 2006 Benefits and Compensation
1.	General. This is Schedule 5 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc., a Maryland corporation (“HBI”) (the “Agreement”). This Schedule 5 describes benefits and compensation accounting and administrative support services to be provided by Sara Lee (for purposes of this Schedule, the “Provider”) to HBI (for purposes of this Schedule, the “Purchaser”), with respect to the employee benefit and compensation plans maintained by HBI, both inside and outside of the United States (“Purchaser’s Plans”). This Schedule 5 includes Attachments 5-1 and 5-2.

2.	Definitions. Capitalized terms used in this Schedule 5 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1	“Commencement Date” shall mean the Distribution Date as defined in the Separation Agreement.

2.2	“Extension Schedule Term” shall mean a period of up to one hundred eighty (180) days after the Initial Schedule Term.

2.3	“Benefits and Compensation Services” shall mean the benefits accounting, benefits administration and benefits strategy and training implementation services (including but not limited to the plan specific services listed in Section 3(iv)) to be provided by Provider to Purchaser and Purchaser’s Plans as described in this Schedule.

2.4	“Initial Schedule Term” shall mean the period from the Commencement Date through and including December 31, 2006.

2.5	“Schedule Term” shall mean, collectively, the Initial Schedule Term and any Extension Schedule Term.

2.6	“Service Owner” shall mean, with respect to a Party, an individual designated in Section 12 to be such Party’s initial point of contact and escalation (pursuant to Section 7.3) for the Benefits and Compensation Services.
3.	Service Commitments and Provider Obligations. Starting on the Commencement Date, Provider will perform for Purchaser the following Benefits and Compensation Services:
(i)	Benefits Accounting Services: For the Purchaser’s Plans providing the benefits listed below in this Section 3(i) Provider shall: (a) reconcile budgeted expenses versus actual expenses for self-insured plans as these pertain to Purchaser, such reconciliation to result in a charge or a credit to Purchaser; (b) provide vendor data and reports and Provider’s analysis related to plans; (c) produce reports in compliance with certain reporting obligations (e.g., barrel reports, claims detail (current and historic), claims charges on a monthly basis, and detailed information on monthly cross-charges of claims and plan administration costs); (d) develop Fiscal Year 2007 AOPs; (e) process all administration fees for self-insured plans and premium invoices for insured plans for Purchaser; and (f) make available all support documentation, including expense reconciliation and reports, upon request and to the extent permitted by law;
•	Medical (including Rx)

•	Retiree Medical

•	COBRA

•	Dental

•	Vision

•	Basic Life Insurance

•	Optional Life Insurance

•	Dependent Life Insurance

•	Retiree Life Insurance

•	Executive Life Insurance

•	Business Travel Accident Insurance

•	International SOS

•	Long Term Disability

•	Short Term Disability

•	Executive Long Term Disability

•	State Disability Insurance

•	Temporary Disability Income

•	Accidental Death and Dismemberment

•	Optional Accidental Death and Dismemberment

•	Flexible Spending Account (Medical and Dependent Care)

•	Long Term Care

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(ii)	Benefits Administration Services: Provider shall provide the following benefits administration services to Purchaser:
•	Banking Requirements – maintain funding arrangements in existence as of the Commencement Date (through an ACH initiated debit process) for Definity Health, Delta Dental of IL and Acclaim.

•	Compliance — plan administrative compliance, including but not limited to preparing all annual reports and filings needed to comply with applicable federal and state laws (including ERISA, the Internal Revenue Code, HIPAA (including administration and EDI), Sarbanes Oxley, and 5500 reporting) and assistance in meeting reporting and other requirements resulting from a change, if any, in Purchaser’s fiscal year or the fiscal year of any of Purchaser’s Plans during or within 90 days after the end of the Schedule Term. (Excludes Purchaser’s compliance with ERISA fiduciary duty and prohibited transaction rules and drafting of plan documents and amendments).

•	Communications – responsible for communicating administrative, plan design and/or policy changes made to Purchaser’s Plans implemented to comply with a change in law or to mirror a change in a corresponding Provider plan.

•	Vendor Management – including, without limitation (and including both U.S. and non-U.S. employees, plans and programs), addressing employee, former employee, retiree, and dependent issues, contract negotiations, monitoring performance guarantees, account management and network management, for Definity Health, ING, Delta Dental of IL, VSP, Aetna, Hartford Life Insurance, Cigna, Acclaim, Deloitte (healthcare and international tax and assignment consultant), Hewitt (401(k) record keeper), Mercer (health and group insurance administration, pension administration, and pension modeling), State Street Bank (pension), and The Northern Trust (pension).

•	Employee/Participant Support – continued access to vendor call centers by Purchaser’s employees and participants in Purchaser Plans, as well as access to Provider personnel by Purchaser’s staff and third party administrators to answer questions related to Purchaser Plans.

•	Claims and Appeals – assistance responding to claims submitted by plan participants, beneficiaries or QDRO alternate payees, appeals from denials or partial denials of claims and requests for information in connection with claims, appeals or otherwise.

•	Claims Information – transfer of all information relating to any outstanding claims and appeals to Purchaser or its third party administrator

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when Purchaser commences performing claims and appeals functions with respect to each Purchaser Plan.
(iii)	Benefits Strategy and Training Implementation: Provider shall provide Purchaser consultative support to leverage current Provider benefit programs and vendors for stand alone implementation for Purchaser’s Plans. Provider shall assist Purchaser in the development and implementation of new programs and vendors where warranted and the administrative processes to manage Purchaser’s benefit programs (including, without limitation, developing and setting employee rates for benefit year 2007). Provider shall work with Purchaser to develop and execute a project plan (to be completed within 30 days after the Distribution Date) that ensures timely preparation and successful execution of the transference of all benefits accounting and benefits administration services from Provider to Purchaser by January 1, 2007. Provider shall provide training as necessary to Purchaser with respect to benefits accounting and benefits administration services to promote an efficient transfer of such responsibilities to Purchaser. Provider shall provide Vice President Level Review to ensure that Purchaser is capable of conducting benefits accounting and administration services by January 1, 2007.

(iv)	Compensation Services. Provider shall provide transition functional, training, vendor and technical support to Purchaser to promote an efficient transfer of responsibilities to Purschaser with respect to the following Purchaser Plans:
•	Omnibus Incentive Plan of 2006 – Provide transition functional and technical support for transition to E*TRADE (including training, support in start up, and information and knowledge sharing).

•	Annual Incentive Plan

•	Performance-Based Annual Incentive Plan

•	Non-Employee Directors Deferred Compensation Plan

•	Executive Deferred Compensation Plan

•	International Tax and Assignment Services

•	Stock Recognition Program

•	Share 2000/2003
(v)	Plan Specific Services: Without limiting the services required to be provided under the remainder of this Schedule, Provider shall provide Purchaser with the following plan or benefit specific services:
•	Consolidated Pension and Retirement Plan – Review employee communications prepared by Mercer.

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•	Relocation Program – Provide access to and services of Relocation Manager.

•	Medical (including Rx), Dental, Vision Benefits – Provide monthly reporting on claims, costs, and administrative charges, and review communications to retirees prepared by Mercer.

•	Share 2000/2003 — Provide (1) all necessary communications regarding the operation of the programs, including, but not limited to, the post-spin termination provisions and the adjustment to the number and price of options and (2) a list of HBI participants to whom any communications should be sent by HBI.
(vi)	Other Obligations: Provider shall make available to Purchaser such personnel as will be required to provide the Benefits and Compensation Services. In the event that personnel with the designated level of experience are not employed by Provider at any time during the term of this Agreement, Provider will substitute personnel or third party personnel having an adequate level of experience. Provider shall make a good faith effort to provide advance notice of any proposed changes to the benefits accounting system to relevant Provider personnel and to Purchaser to ensure that Purchaser and Provider have an opportunity to negotiate such proposed changes prior to implementation of such changes. In no case will Purchaser be required to accept changes to the benefits accounting system prior to the end of the Schedule Term unless required by law or GAAP.
4.	Purchaser Obligations. In connection with the Benefits and Compensation Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following, as necessary for Provider to perform the Benefits and Compensation Services:
(i)	Commit adequate resources (including staff) to benefits training and implementation.

(ii)	Work with Provider to develop and execute a project plan (to be completed within 30 days after the Distribution Date) that ensures timely preparation and successful execution of the transference of all benefits accounting and benefits administration services from Provider to Purchaser by January 1, 2007.

(iii)	Provide Vice President level review to ensure that Purchaser is capable of conducting benefits accounting and benefits administration services by January 1, 2007.

(iv)	Negotiate with Provider regarding any proposed changes to the benefits accounting system. In no case will Purchaser be required to accept changes to the benefits accounting system prior to the end of the Schedule Term unless required by law or GAAP.

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(v)	Effective as of the Commencement Date, assume all ERISA fiduciary liability with respect to such Purchaser Plans.

(vi)	Effective as of the Commencement Date, establish Purchaser’s own ERISA governance structure including provisions for allocation and delegation of authority.
5.	Service Delivery. Provider and Purchaser will work together to conduct business in the ordinary course from the Commencement Date through the Schedule Term. Provider shall provide the benefits accounting services set forth in Section 3(i) of this Schedule 5 on a monthly and quarterly basis as required by the applicable process or transaction. Provider shall provide the benefits administration services set forth in Section 3(ii) of this Schedule 5 and the benefits strategy and training implementation services set forth in Section 3(iii) on an as-needed and ongoing basis.

6.	Schedule Term. Provider shall provide the Benefits and Compensation Services during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement. Purchaser and Provider may mutually agree to extend the Initial Schedule Term for an Extension Schedule Term.

7.	Service Levels; Escalation.
7.1	Service Level Obligations. Provider will provide the Benefits and Compensation Services at a level of service comparable to what has historically been provided by the Provider prior to the Separation. Provider shall make a good faith effort to acknowledge receipt of inquiries within two (2) business days of receipt thereof and to timely address such inquiries. If, despite Provider’s best efforts, Provider is unable to provide any Benefits and Compensation Service because of a failure to obtain necessary vendor consents, licenses, sublicenses, or approvals, then the Parties shall cooperate to determine the best alternative approach to providing services to Purchaser and Purchaser’s Plans. If an agreed upon alternative approach requires payment above that which is included in the service fees set forth in Attachment 5-1, Purchaser shall be responsible for such fees to the extent agreed upon by the Parties and as memorialized in a written amendment to this Schedule 5. In any event, Provider shall use all reasonable efforts to continue providing the Benefits and Compensation Services, including, in the case of systems, supporting the function to which the system permits or allowing Purchaser access to the system so that Purchaser can, itself, support that function.

7.2	Re-performance of Benefits and Compensation Services. In the event of any breach of the Agreement and this Schedule 5 by Provider with respect to any error or defect in the provision of any Benefits and Compensation Service, Provider shall use commercially reasonable efforts to correct in all material respects such error or defect or re-perform in all material respects such Benefits and Compensation Service at the request of Purchaser and at the sole expense of Provider. In the event Provider is unable to correct such error or re-perform such

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Benefits and Compensation Service, Purchaser shall have the rights and remedies set forth in the Agreement.

7.3	Resolution Levels and Escalation. The Parties shall attempt to resolve any disputes or issues arising hereunder first by escalating the dispute or issue for resolution to the Service Owners. In the event that the Service Owners are unable to resolve a dispute or issue, such dispute or issue shall be escalated to the Vice President, Compensation and Benefits level in each Party’s organization. If the dispute or issue remains outstanding and cannot be resolved at the Vice President, Compensation and Benefits level, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
8.	Costs, Invoicing and Payment.
8.1	Service Fees. For the Benefits and Compensation Services provided to Purchaser by Provider, Purchaser shall pay to Provider the fees set forth in Attachment 5-1. Purchaser shall be responsible for any and all consulting costs arising out of requests by Purchaser for services which are beyond the scope of Provider’s service commitments and obligations specifically enumerated herein.

8.2	Invoicing and Payment. Provider shall invoice Purchaser for the Benefits and Compensation Services in arrears on a months basis within thirty (30) days of the conclusion of each month during the Schedule Term except for any Benefits and Compensation Services for a Purchaser Plan that is insured, in which case invoicing shall be within fifteen (15) days of the conclusion of each month. Purchaser shall pay all invoices within 45 days of the date of submission of such invoices by Provider to Purchaser
9.	Access to Facilities and Systems. Provider may provide Benefits and Compensation Services at Provider’s offices and facilities or, as necessary as determined by Purchaser in its sole discretion, at Purchaser’s facilities. During the Schedule Term, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the Benefits and Compensation Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the Benefits and Compensation Services. Provider will comply with the use, security, and access policies at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.

10.	Sarbanes-Oxley and Other Compliance. In connection with the Benefits and Compensation Services, the Parties will maintain and comply with the internal controls, record retention policies and other operating policies and procedures that were in place prior to the Separation for the services that are the same as the Benefits and Compensation Services, and the Parties shall grant data and system access rights accordingly.

11.	Software, Hardware and Other Assets.

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11.1	Provision of Software, Hardware and Other Assets. Provider shall work with Purchaser to obtain any consents, licenses, or other necessary permissions that may be required in order for Purchaser to use and operate the software, hardware and assets identified on Attachment 5-2. In addition, Purchaser shall be permitted to utilize or operate any software, development tools, know-how, methodologies, processes, technologies, or algorithms owned by Provider to the extent necessary in connection with Provider’s performance of the Benefits and Compensation Services hereunder.

11.2	Operation and Maintenance of Software, Hardware and Other Assets. As part of the Benefits and Compensation Services, and included in the cost of the Benefits and Compensation Services set forth in Attachment 5-1, Provider shall operate and maintain the existing systems and the software, hardware, and other assets (including licenses) necessary to perform the Benefits and Compensation Services. Provider’s obligation to operate and maintain the systems, hardware, software and other assets (including licenses) shall include, without limitation (i) providing system administration services, (ii) ensuring systems availability, (iii) performing break/fix, troubleshooting and problem resolution, and (iv) obtaining and installing software upgrades required to maintain vendor support.
12. Service Owners. The Parties’ respective Service Owners under this Schedule are identified below.

Provider:	Purchaser:
Mark Jacobs	Mary Islas
Vice President, Global Benefits	Director of SLBA Benefits & International Comp
(312) 558-8569	(336) 519 4055

Ryan Egan	Larry Washing
Director of Benefits	Director of Compensation
(312) 558 -8392	(336) 519-3474

Faye Jaraczewski	Teressa Blanchard
VP Corporate Compensation	Manager, Benefits
(313) 558-8556	(336) 519-4347
13.	Transition Services. For a period of ninety (90) days following the termination of the Schedule Term and the obligations under this Schedule 5, Provider shall, upon reasonable request and at Purchaser’s expense, use commercially reasonable efforts to ensure the orderly transition of the Benefits and Compensation Services from Provider and its third party vendors to Purchaser and its third party vendors and to minimize any disruption to the business that might result from the termination of the Schedule Term.

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Attachment 5-1
Cost of Services

	Annual Cost	Quarterly Cost
Vice President	$12,344.00	$4,115.00
Senior Manager	$17,719.00	$5,906.00
Benefit Analyst	$4,975.00	$1,658.00
Administrators	$5,906.00	$1,969.00
Coordinator	$2,280.00	$760.00

TOTAL COST	$43,224.00	$14,408.00

All vendor administrative costs will be included in the above service fees. In addition, out of the amount of the fees paid by Purchaser to Provider pursuant to this Schedule 5, Provider shall pay any amounts that are required to be paid to any licensors of software that is used primarily in connection with the provision of any services pursuant to this Schedule 5, and any amounts that are required to be paid to such licensors to obtain the consent of such licensors to provide any of the services hereunder. Provider shall obtain any consents that may be required from such licensors in order to provide any of the services hereunder. Such third party software shall include, without limitation, the software programs listed in Attachment 5-2. Purchaser will be responsible for any and all consulting costs rising out of requests by Purchaser for services which are beyond the scope of Provider’s service commitments and obligations specifically emumerated herein.
Upon the termination of any service in accordance with the Agreement and this Schedule 5, the fees to be paid to Provider by Purchaser will be reduced by the amount specified for such terminated service or as otherwise agreed upon by the Parties.

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Attachment 5-2
Hardware, Software and Other Assets
The following systems are required for Provider to deliver the Benefits Services:
•	Lawson and associated infrastructure

•	VitalSprings Technologies

•	Various Microsoft applications {Please specify applications}

•	UltraEdit

•	Hewitt

•	Delta 2

•	Mercer BeneCalc

•	Total Rewards On-line

•	Profiles database

•	InSite 3.0 HR for Professionals intranet

•	InSite 3.0 HR for Employees intranet

•	[Software that supports Shareholder Services]

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Schedule 6
International Decoupling Shared Services
1.	General. This is Schedule 6 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands, Inc. (“HBI”), a Maryland corporation (the “Agreement”). This Schedule 6 describes certain transition services to be provided by HBI to Sara Lee and from Sara Lee to HBI in connection with the decoupling of Sara Lee’s and HBI’s international locations.

2.	Attachments. This Schedule 6 includes Attachment 6-1 through Attachment 6-3 attached hereto. Each Attachment hereto sets forth specific Decoupling Services that Sara Lee (or a member of the Sara Lee Group) or HBI (or a member of the HBI Group) shall provide to a designated recipient in a particular geographic location or with respect to a particular Sara Lee or HBI business unit. For those Attachments in which HBI or a member of the HBI Group is providing Decoupling Services to Sara Lee or a member of the Sara Lee Group, HBI (or a member of the HBI Group, as applicable) is the “Provider” for purposes of the Agreement and this Schedule 6 and Sara Lee (or a member of the Sara Lee Group, as applicable) is the “Purchaser” for purposes of the Agreement and this Schedule 6. For those Attachments in which Sara Lee or a member of the Sara Lee Group is providing Decoupling Services to HBI or a member of the HBI Group, Sara Lee (or a member of the Sara Lee Group, as applicable) is the “Provider” for purposes of the Agreement and this Schedule 6 and HBI (or a member of the HBI Group, as applicable) is the “Purchaser” for purposes of the Agreement and this Schedule 6. To the extent there are additional transition services with respect to a particular Sara Lee and/or HBI geographic location or international business unit to be provided after the Distribution Date in locations not included in Attachment 6-1 through Attachment 6-3, the Parties shall work together in good faith to reach a mutual agreement identifying the applicable services and costs and to create an additional Attachment to this Schedule 6 to address the provision of such services in the applicable location(s) or with respect to the applicable business unit(s).

3.	Definitions. Capitalized terms used in this Schedule 6 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
3.1.	“Commencement Date” shall mean the date specified for the commencement of Decoupling Services by the Provider for the Purchaser under a particular Attachment.

3.2.	“Decoupling Services” shall mean the transition services to be performed by a Provider to a Purchaser under an applicable Attachment with respect to a particular Sara Lee and/or HBI geographic location or international business unit.

3.3.	“Extension Services Term” shall mean, with respect to a particular Attachment, a period of up to one hundred eighty (180) days after the Initial Services Term for such Attachment.

3.4.	“Initial Services Term” shall mean, with respect to any Attachment, the period from the Commencement Date through the end date for the Decoupling Services under such Attachment.

3.5.	“Service Owner” shall mean, with respect to a Party, the individual designated in an Attachment, if any, to be such Party’s initial point of contact and escalation for the Decoupling Services under such Attachment.

3.6.	“Services Term” shall mean, with respect to any Attachment, the Initial Services Term and any Extension Services Term, collectively, for such Attachment.
4.	Service Commitments.
4.1.	Provider Obligations. Starting on the Commencement Date identified in an Attachment, Provider will perform the Decoupling Services identified in such Attachment.

4.2.	Purchaser Obligations. In connection with the Decoupling Services to be provided by Provider to Purchaser hereunder, Purchaser shall: (i) pay the amounts specified in the Attachment with respect to such Decoupling Services as set forth in Section 8.1; and (ii) perform such support obligations and other obligations as set forth in the applicable Attachment.
5.	Service Delivery. For Decoupling Services that were provided by Provider prior to the Distribution Date, unless set forth to the contrary in the applicable Attachment, Provider shall perform the Decoupling Services in the same manner, with the same frequency of service delivery and the same (or substantially similarly skilled) personnel, and during the same working hours as were performed by the predecessor to Provider prior to the Distribution Date for the services that are the same as the Decoupling Services. For Decoupling Services that were not provided by Provider prior to the Distribution Date, Provider shall perform the Decoupling Services: (i) in a professional and workmanlike manner; (ii) with the frequency of service delivery and personnel and during the working hours specified in the applicable Attachment; (iii) in such a manner as to effect a smooth and orderly decoupling of Sara Lee and HBI, as applicable in the particular geographic region or with respect to the particular business unit; and (iv) as otherwise set forth in the applicable Attachment.

6.	Services Terms. Provider shall provide the Decoupling Services under an Attachment during the Services Term specified in such Attachment, unless this Schedule is first terminated as set forth in the Agreement. In the event Purchaser requires Decoupling Services under an Attachment beyond the applicable Initial Services Term, Purchaser may extend the Services Term for such Attachment by providing to Provider written notice of extension for the Extension Services Term for such Attachment at least forty-five (45) days prior to the expiration of the applicable Initial Services Term.

7.	Service Levels; Escalation.

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7.1.	Service Level Obligations. Provider will provide the Decoupling Services under an Attachment to Provider: (i) in accordance with any service levels specified in the applicable Attachment; or (ii) if no service levels are included in the applicable Attachment with respect to a particular Decoupling Service, in accordance with the higher of (a) the level of service comparable to what has historically been provided by Provider or the predecessor of Provider prior to the Separation, and (b) the level of service that Provider provides to its own business units for services similar to the Decoupling Services.

7.2.	Resolution Levels and Escalation. The Parties shall attempt to resolve any disputes or issues arising under a particular Attachment first by having the Service Owners under such Attachment attempt to resolve the dispute or issue. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
8.	Costs, Invoicing and Payment.
8.1.	Service Fees. For the Decoupling Services provided to Purchaser by Provider, Purchaser shall pay to Provider the fees set forth in the applicable Attachment. Unless otherwise specified in an Attachment, this Schedule or the Agreement, all time and materials expended by Provider in the performance of the Decoupling Services under an Attachment shall be included in the fees set forth in such Attachment, and Provider shall not be entitled to receive any further compensation therefor.

8.2.	Invoicing and Payment. Provider shall invoice Purchaser for the Decoupling Services under an Attachment monthly in arrears during the Services Term for such Attachment. Purchaser shall pay all invoices within forty-five (45) days of the date of submission of such invoices by Provider to Purchaser.
9.	Access to Facilities and Systems.
9.1.	Service Locations. Provider shall provide Decoupling Services at Provider’s offices and facilities or, as necessary in Purchaser’s reasonable discretion, at Purchaser’s facilities. During the Services Term, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the Decoupling Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the Decoupling Services. Provider will comply with the use, security, and access policies at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.

9.2.	Access to Systems. Provider shall provide Purchaser personnel with access (remote and on-site) to the Provider network and systems as necessary for Purchaser to receive and utilize the Decoupling Services or as otherwise set forth in the applicable Attachment. Purchaser shall provide Provider personnel with

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access (remote and on-site) to the Purchaser network and systems as necessary for Provider to perform the Decoupling Services or as otherwise set forth in the applicable Attachment. In each case, the providing Party shall provide the receiving Party adequate security clearances as necessary to obtain and utilize such network and systems access.
10.	Software, Hardware and Other Assets.
10.1.	Provision of Software, Hardware and Other Assets. Except as otherwise provided above and unless otherwise specified in a particular Attachment, Provider shall be responsible for providing all software, hardware and other assets (including licenses) necessary to perform the Decoupling Services under an Attachment. Unless otherwise specified in a particular Attachment, Provider shall be solely responsible for the costs of all such software, hardware, and other assets (including licenses).

10.2.	Operation and Maintenance of Software, Hardware and Other Assets. Unless otherwise specified in a particular Attachment, as part of the Decoupling Services under an Attachment and included in the cost of the Decoupling Services in such Attachment, Provider shall operate and maintain the existing systems and the software, hardware, and other assets (including licenses) necessary to perform the Decoupling Services under such Attachment.
11.	Service Owners. The Parties’ respective Service Owners under each Attachment, if any, are identified in the applicable Attachment.

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Attachment 6-1
Asia Business Development and Global Sourcing Office – Hong Kong/Thailand
1.	Parties and Roles.
1.1.	Parties and Business Structure.

•	Asia Business Development in Hong Kong (“ABD Hong Kong”), a division of Hanesbrands Hong Kong Ltd. is responsible for selling Branded Apparel Business brands in the Hong Kong market.

•	Currently, ABD Hong Kong is sharing headcount, applications, and infrastructure with Sara Lee Hong Kong Ltd. (“H&BC”).

•	ABD Hong Kong is using certain MFG/PRO software licensed from QAD, Inc. (“MFG Pro”) for business functions to be provided hereunder in connection with the Decoupling Services.

•	Global Sourcing Organization in Hong Kong (“GSO Hong Kong”) is responsible for sourcing HBI brands in the Asia/Pac Market. Currently GSO Hong Kong is sharing headcount, applications, and infrastructure with H&BC. ABD Hong Kong and GSO Hong Kong are members of the HBI Group and H&BC is a member of the Sara Lee Group.

1.2.	Roles of Parties. For purposes of this Attachment 6-1, HB&C shall be the Provider and ABD Hong Kong and GSO Hong Kong, collectively, shall be the Purchaser.
2.	Commencement Date; Services Term; Service Owners.
2.1.	Commencement Date. The Commencement Date for the Decoupling Services to be provided by Provider to Purchaser hereunder shall be the Distribution Date.

2.2.	Initial Services Term. Provider shall provide to Purchaser the business process and information technology Decoupling Services designated in this Attachment (i) with respect to Decoupling Services provided to GSO Hong Kong, for an Initial Services Term starting on the Distribution Date and ending March 31, 2007; and (ii) with respect to all other Decoupling Services, for an Initial Services Term of one (1) year after the Distribution Date.

2.3.	Extension Services Term. The Parties may extend the Services Term of this Attachment by mutual agreement for one or more Extension Services Term(s) of a duration to be agreed upon by the Parties.

2.4.	Service Owners. The parties respective Service Owners under this Attachment 6-1 are identified below:

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Provider:	Purchaser:
Joseph Leung	Joy Fong
General Manager	VP Far East Operations
+ 852 2820 8618	852 2 960 9628
3.	Decoupling Services. Starting on the Commencement Date, Provider will perform as Decoupling Services the business process and information technology services (excluding authorization or approval of purchases, reimbursements, or other expenditures) that were performed for Purchaser by Provider prior to the Distribution Date in accordance with the applicable requirements set forth on Exhibit A to this Attachment 6-1 with respect to the following functions:

•	Credit (using the H&BC MFG Pro system);

•	Accounts payable (using the H&BC MFG Pro system);

•	Accounts receivable (using the H&BC MFG Pro system);

•	General ledger (using the H&BC MFG Pro system);

•	Fixed assets (using the H&BC MFG Pro system);

•	Payroll (using the H&BC MFG Pro system);

•	Banking transactions (using HSBC Hexagon system);

•	Travel and expense (using the H&BC MFG Pro system);

•	Product procurement and development (using the H&BC MFG Pro system); and

•	Human resources (using the H&BC MFG Pro system and Microsoft Excel).

In addition, as part of the Decoupling Services, Provider shall write checks from Purchaser accounts and process payments for Purchaser in connection with Purchaser-approved expenditures.

4.	Service Fees. For the Decoupling Services provided to Purchaser by Provider during the Initial Services Term, Purchaser shall pay to Provider an aggregate fee of $802,520.00 in Hong Kong dollars, to be paid as set forth in Exhibit B attached hereto. If the parties extend the Initial Services Term by one or more Extension Services Term(s), the parties shall mutually agree upon the additional fees for the Decoupling Services during such Extension Services Term(s) at the time they enter into such Extension Services Term(s).

5.	Network Connections. Purchaser and Provider shall maintain the network connection and network trust relationship with regard to the parties’ respective networks until the expiration of the Services Term.

6.	Facilities. ABD Hong Kong office has moved to a new location on Hong Kong Island. ABD Hong Kong is now sharing office space with GSO Hong Kong and DFK Hong

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Kong. In connection with the Separation and the Decoupling Services, ABD Hong Kong, GSO Hong Kong and DFK Hong Kong will standardize on one set of business processes, applications, and infrastructure.

7.	Bangkok Lease. For fees in addition to, and not included in, the fees set forth in Section 4 of this Attachment, H&BC shall continue to offer Global Sourcing Organization in Bangkok (“GSO Bangkok”) a lease on the office space in which GSO Bangkok currently resides on the same terms and conditions in effect prior to the Distribution Date for a period of one year following the Distribution Date

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Exhibit A

Purchaser Requirements after
		Distribution	Provider Deliverable
Chart of account		Lawson requires a 10-digit account code (6 account code + 4 sub account no.)	Follow H&BC existing chart of account (8 digits), cross-reference table is necessary

Receipt of GSO information		Tuesday of period end	GSO to submit all invoices, T&E, provisions, etc. by Monday noon of period end

Monthly Reporting		All reports will be under GSO Hong Kong format:-	As SLHK MFG-pro system format

	1	GL (period end, Fri noon) -same as before	As SLHK MFG-pro system format

	2	Balance Sheet (period end, Fri noon)	As SLHK MFG-pro system format

	3	Trial Balance (period end, Fri noon)	As SLHK MFG-pro system format

	4	Income Statement (period end, Fri noon)	As SLHK MFG-pro system format

	5	Summary of Journal Vouchers (period end, Fri noon)	As SLHK MFG-pro system format

Monthly Reconciliations		All reconciliations and schedules will be under GSO Hong Kong format

	1	(period end, Fri noon)	Maintained as SLHK MFG-pro system format by Friday noon of period end

	2	(period end, Fri noon)	Maintained as SLHK MFG-pro system format by Friday noon of period end

	3	Accrual expenses (period end, Fri noon)	Friday of period end before close of business

	4	Provision for bonus & Executive bonus (period end Fri noon)	Provide the GSO reconciliation, which is to replace the current monthly schedules

	5	Provision for rent (period end Fri noon)	No new GSO required format and therefore current format will be maintained

	6	Temporary Payment (period end Fri noon)	same as above

	7	Temporary Receipt (period end Fri noon)	same as above

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Purchaser Requirements after
		Distribution	Provider Deliverable
	8	All Balance Sheet A/Cs Reconciliations (period end, Fri noon)	Provide the GSO reconciliation, which is to replace the current monthly schedules

	9	Bank reconciliations (period end, Fri noon)	Will follow the GSO format

	10	Fixed Assets & Depreciation schedule (period end, Fri noon)	Will follow the GSO format

Weekly Cash Flow Projection Reports		Accounts Receivable Aging, Accounts Payable Aging, Weekly Bank Book	Bi-weekly in GSO format

Human Resources		accounting entries	Only accounting entries will be performed

Bank payment authorization		Issue cheque and authorize payments limited to HKD50,000 of each transaction	Payments will be authorized based upon GSO’s proper approval

#All reports will be under GSO HK Format

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Exhibit B

Month Invoiced
(to be paid 45
days from date of
submission of
Accrual Period	Invoice)	Amount
9/6/06 to 10/5/06	October 2006	HK$ 93,710
10/6/06 to 11/5/06	November 2006	HK$ 93,710
11/6/06 to 12/5/06	December 2006	HK$ 93,710
12/6/06 to 1/5/07	January 2007	HK$ 93,710
1/6/07 to 2/5/07	February 2007	HK$ 93,710
2/6/07 to 3/5/07	March 2007	HK$ 93,710
3/6/07 to 4/5/07	April 2007	HK$ 93,710
4/6/07 to 5/5/07	May 2007	HK$ 29,310
5/6/07 to 6/5/07	June 2007	HK$ 29,310
6/6/07 to 7/5/07	July 2007	HK$ 29,310
7/6/07 to 8/5/07	August 2007	HK$ 29,310
8/6/07 to 9/5/07	September 2007	HK$ 29,310

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Attachment 6-2
Sara Lee Japan
1.	Parties and Roles.
1.1.	Parties and Business Structure.

•	Sara Lee Japan Branded Ltd. (to be renamed Hanesbrands Japan Inc.) (Sara Lee Japan Branded Apparel) is a member of the HBI Group providing Headcount and Applications support to Sara Lee Japan (Sara Lee Japan H&BC).

•	Sara Lee Japan H&BC is a member of the Sara Lee Group participating in e-mail and communications to Europe and the U.S.

1.2.	Roles of Parties. For purposes of this Attachment 6-2, Sara Lee Japan Branded Apparel shall be the Provider and Sara Lee Japan H&BC shall be the Purchaser.
2.	Commencement Date; Services Term; Service Owners.
2.1.	Commencement Date. The Commencement Date for the Decoupling Services to be provided by Provider to Purchaser hereunder shall be the Distribution Date.

2.2.	Initial Services Term. Provider shall provide to Purchaser the business process and information technology Decoupling Services designated in this Attachment for an Initial Services Term of two (2) years after the Distribution Date.

2.3.	Extension Services Term. At the end of the first year of the Initial Services Term, Provider and Purchaser shall meet to assess the state of the H&BC business in Japan and whether any material changes have occurred that would require an extension to the Services Term or other changes to this Attachment 6-2. Based on the outcome of the parties’ assessment, the parties may extend the Services Term of this Attachment by mutual agreement for one or more Extension Services Term(s) of a duration to be agreed upon by the parties.

2.4.	Service Owners.
The parties respective Service Owners under this Attachment 6-2 are identified below:

Provider:	Purchaser:
Masafumi Ohki	Pedro Bascones
Managing Director SE Asia	General Manager Sara Lee Japan
81 35 361 2879	81 3 5361 2853
3.	Decoupling Services. Starting on the Commencement Date, Provider will perform as Decoupling Services the business process and information technology services that were performed for Purchaser by Provider or its predecessor prior to the Distribution Date with respect to the functions listed below in this Section 3. The parties may agree to modify the Decoupling Services provided by Provider together with the service fees related to such Decoupling Services in a manner that is mutually agreeable to both parties; provided, however, Provider and Purchaser shall mutually discuss and agree on the scope and nature of the services described below, including the practicality and necessity of providing such services:
•	Credit;

•	Accounts payable;

•	Accounts receivable;

•	General ledger;

•	Fixed assets;

•	Payroll;

•	Banking transactions;

•	Management reporting (monthly/quarterly/annual actual, forecast, AOP)

•	Tax reporting;

•	Employee benefits and compensation reporting;

•	Travel and expense;

•	Human resources;

•	Network access;

•	Computer Usage; and

•	IT Support.
4.	Purchaser Obligations. During the Services Term, Sara Lee Japan H&BC shall consider its future applications and network strategies and shall take steps reasonably necessary to implement its new applications and network strategies by the end of the Services Term. Sara Lee Japan H&BC shall implement Sara Lee Active Directory at the same time Sara Lee Japan Branded Apparel is implementing its Active Directory Structure.

5.	Service Fees. For the Decoupling Services provided to Purchaser by Provider, Purchaser shall pay to Provider an annual fee of ¥59,172,000 including sublease of ¥9,694,000, to be paid in connection with Schedule 6 in twelve (12) equal monthly installments of ¥4,931,000 in each year of the Services Term. If the parties modify the Decoupling Services provided by Provider and related service fees for such modified Decoupling Services pursuant to Section 3 of this Attachment 6-2, then the service fees charged to Purchaser under this Section 5 shall be modified accordingly. If the parties extend the

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Initial Services Term by one or more Extension Services Term(s), the parties shall mutually agree upon the additional fees for the Decoupling Services during such Extension Services Term(s).

6.	Network Connections. Purchaser and Provider shall maintain the network connection and network trust relationship with regard to the parties’ respective networks until the expiration of the Services Term.

7.	Facilities. During the Initial Services Term, Sara Lee Japan H&BC will continue renting the same office space rented from Sara Lee Japan Branded Apparel prior to the Distribution Date, which rental shall be on the same terms and conditions as those prior to the Distribution Date.

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Attachment 6-3
Asia Business Development – Philippines
1.	Parties and Roles.
1.1.	Parties and Business Structure.

•	Asia Business Development in the Philippines (“ABD Philippines”) is the member of the HBI Group responsible for selling Branded Apparel Business brands in the Philippines market.

•	Currently, ABD Philippines is sharing applications and infrastructure with Sara Lee Philippines Inc. (“H&BC Philippines”), a member of the Sara Lee Group.

•	ABD Philippines is using certain MFG/PRO software licensed from QAD, Inc. (“MFG Pro”) for business functions to be provided hereunder in connection with the Decoupling Services.

•	H&BC Philippines will convert to SAP going live in December 2006, but has committed to provide MFG Pro application support to ABD Philippines through March 31, 2007.

1.2.	Roles of Parties. For purposes of this Attachment 6-3, H&BC Philippines shall be the Provider and ABD Philippines shall be the Purchaser.
2.	Commencement Date; Services Term; Service Owners.
2.1.	Commencement Date. The Commencement Date for the Decoupling Services to be provided by Provider to Purchaser hereunder shall be the Distribution Date.

2.2.	Initial Services Term. Provider shall provide to Purchaser the business process and information technology Decoupling Services designated in this Attachment for an Initial Services Term from the Distribution Date through and including March 31, 2007.

2.3.	Extension Services Term. The parties may extend the Services Term of this Attachment by mutual agreement for one or more Extension Services Term(s) of a duration to be agreed upon by the parties.

2.4.	Service Owners.
The parties respective Service Owners under this Attachment 6-3 are identified below:

Provider:	Purchaser:
Leo G. Obias	Mr. Carlos Villanueva
President	General Manager ABD Philippines
632-772-2222	632-826-0095

3.	Decoupling Services. Starting on the Commencement Date, Provider will perform as Decoupling Services the business process and information technology services that were performed for Purchaser by Provider or its predecessor prior to the Distribution Date with respect to the following functions:
•	Purchasing (using the H&BC MFG Pro system);

•	Accounts payable (using the H&BC MFG Pro system);

•	General ledger (using the H&BC MFG Pro system); and

•	Tax reporting (using the H&BC MFG Pro system).
4.	Service Fees. For the Decoupling Services provided to Purchaser by Provider during the Initial Services Term, Purchaser shall pay to Provider services fee of 116,081.03 in Philippine Pesos per month, to be paid on a quarterly basis as set forth in Schedule 6, with each quarterly payment including three (3) months of fees. If the parties extend the Initial Services Term by one or more Extension Services Term(s), the parties shall mutually agree upon the additional fees for the Decoupling Services during such Extension Services Term(s).

5.	Network Connections. Purchaser and Provider shall maintain the network connection and network trust relationship with regard to the parties’ respective networks until the expiration of the Services Term.

6.	Data Extraction. Prior to the expiration of the Initial Services Term, Purchaser will install replacement systems for MFG Pro. Provider will provide data extraction and transfer services related to the replacement of MFG Pro described herein with the format, content, and medium of extracted data to be determined by mutual agreement of the parties at the time of the installation of such replacement systems for a reasonable hourly rate, such rate to be mutually agreed upon by the parties at such time as the parties deem appropriate. For avoidance of doubt, the fees paid by Purchaser for services provided under this Section 6 shall not be included in the fees paid by Purchaser under Section 4 of this Attachment.

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Schedule 7
[INTENTIONALLY LEFT BLANK]

Schedule 8
Microsoft Active Directory Services
1.	General. This is Schedule 8 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands, Inc. (“HBI”), a Maryland corporation (the “Agreement”). This Schedule 8 describes certain information technology services related to Microsoft Active Directory (as defined below) to be provided by Sara Lee (for purposes of this Schedule 8, the “Provider”) to HBI (for purposes of this Schedule 8, the “Purchaser”). This Schedule 8 includes Attachment 8-1 and Attachment 8-2 attached hereto.

2.	Definitions. Capitalized terms used in this Schedule 8 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1 “Commencement Date” shall mean the Distribution Date.
2.2 “Extension Schedule Term” shall mean a period of up to six (6) months after the Initial Schedule Term.
2.3 “Initial Schedule Term” shall mean a period of eighteen (18) months after the Commencement Date.
2.4 “Mason Data Center” shall mean Provider’s data and service center in Mason, Ohio.
2.5 “Microsoft Active Directory” shall mean Provider’s directory service used to store information about the network resources across Purchaser’s and Provider’s domains.
2.6 “Microsoft Active Directory Services” shall mean those general technical and operational services for the ongoing operation and maintenance of the existing Microsoft Active Directory systems to be provided by Provider to Purchaser as described in this Schedule, including, without limitation system administration and availability services, break/fix troubleshooting and problem resolution services, and software upgrade services required to maintain vendor support.
2.7 “Schedule Term” shall mean, collectively, the Initial Schedule Term and any Extension Schedule Term.
2.8 “Service Owner” shall mean, with respect to a Party, the individual designated in Section 11 to be such Party’s initial point of contact and escalation for the Microsoft Active Directory Services.
2.9 “Winston-Salem Data Center” shall mean Purchaser’s data and service center in Winston-Salem, North Carolina.

3.	Service Commitments.
3.1 Provider Obligations. Starting on the Commencement Date, Provider shall provide to Purchaser the following Microsoft Active Directory Services.
(i)	Technical support services for Microsoft Active Directory system, including:
(a)	Providing services related to hardware and Software sourcing, installation, upgrade, maintenance, and administrative support as required by the HBI Intel group headed by the Senior Manager, Kristopher Bang (336-519-2933) and SLC Intel group headed by the Manager, Tom Schario (513-204-4080) (As used in this paragraph “Software” refers to all non-application software specific to the platforms supported including operating system and related components, data transfer products, etc. Hardware and Software installation or upgrade projects will be scheduled to maintain support, correct problems and provide capacity.);

(b)	Providing services for the maintenance of operating systems and major subsystems for all platforms at a release level required to support existing Purchaser application requirements;

(c)	Upon receipt of Purchaser’s request for an installation or upgrade of software or hardware (e.g., to maintain support), meeting with interested parties to determine and agree upon a desired completion date;

(d)	Coordinating all software and hardware installations including planning, scheduling, testing, and implementation;

(e)	Providing periodic management reports, promptly upon Purchaser’s request, on key indicators and resources (e.g., central processing unit (CPU) and direct access storage device (DASD)) pertaining to performance, utilization, and capacity; and

(f)	Providing proactive and reactive tuning/capacity support in order to maintain agreed to performance/capacity requirements or service levels and implementing corrective action within control of the Mason Data Center as quickly as possible based on a mutually agreed upon schedule.
(ii)	Systems operation services for Microsoft Active Directory system, including those set forth below.
(a)	Data center facility management services, including maintenance of hosted equipment in a commercial data center environment featuring raised floor space, computer room monitoring, Halon

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protection, dual electrical power feeds with uninterruptible power supplies, and a backup diesel power generator.

(b)	Change control and administration services, including:
•	Providing a formal change control process for non-emergency changes that substantially affect the Mason Data Center and related components;

•	Implementing changes only during downtime and service windows mutually agreed upon by Provider personnel and Purchaser customers, unless the Parties mutually agree that the change is needed to correct a critical problem (in which case Provider shall implement the change as soon as possible);

•	Conducting a weekly meeting as part of the change control process to Schedule and coordinate changes that affect the Mason Data Center and Purchaser;

•	Inviting Purchaser to participate in weekly meetings to stay fully informed of changes that may impact specific applications or the total environment;

•	Notifying those parties affected by a change in advance of the change (within a minimum of one (1) week in advance of the planned implementation) depending on the scope of impact of the change, and including in the applicable notification a description of the change, what the change will impact, and the expected outage; and

•	Implementing all changes through a documented test plan (if technology permits) and preparing a documented back-out plan.
(c)	Availability management services, including:
•	Establishing scheduled availability for hardware and online systems on a fiscal year basis;

•	Monitoring all platforms including networks continuously twenty-four (24) hours a day, seven (7) days a week, including logging, tracking and escalating any problems according to the problem management procedures and on-call responsibility list maintained and supported by the Provider and Purchaser customer support centers;

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•	Maintaining system availability for the Microsoft Active Directory twenty-four hours a day by three hundred and sixty-five days a year; and

•	Maintaining operating systems and major subsystems for all platforms at a release level required to support existing Purchaser application requirements.
(iii)	Disaster recovery/continuity services for Microsoft Active Directory, including:
(a)	Providing disaster recovery planning services that cover a total or partial loss of the Mason Data Center;

(b)	Promptly notifying the Purchaser Chief Information Officers and the Parties’ designated disaster recovery coordinators in the event of a disaster that prevents services from being provided for an extended period of time;

(c)	Declaring a disaster and moving to a backup site upon determination that the total or partial data center outage will significantly exceed the maximum defined recovery time objective (RTO) for lost systems (currently seventy-two (72) hours for the Microsoft Activity Directory) and involving the Purchaser Chief Information Officers and the Parties’ designated disaster recovery coordinators in making the foregoing determination;

(d)	Providing recovery for all contracted system and production data to the latest weekend back-up and forward recovery of all Purchaser files to the latest daily offsite backup available;

(e)	Providing Microsoft Active Directory Services in a disaster in “keep alive” versus “business as usual” mode unless otherwise designated (which may require activation of the Purchaser’s business continuity plan);

(f)	Providing assistance to the Purchaser in the development of information technology disaster recovery plans depending on resource availability;

(g)	Coordinating and conducting disaster recovery and fail over tests as requested and working with Purchaser to determine specific systems to be tested and the scope of each test at the beginning of each fiscal year with the participation of the Purchaser’s designated Disaster Recovery Coordinator;

(h)	Coordinating with the current disaster recovery services vendor (SunGard Availability Services) and providing Purchaser access to

4

such vendor as necessary or as reasonably requested by Purchaser; and

(i)	Coordinating with the current offsite storage vendor (Iron Mountain) and providing Purchaser access to such vendor as necessary or as reasonably requested by Purchaser.
(iv)	Application services for Microsoft Active Directory, including:
(a)	Support, application maintenance, infrastructure, database, and security administration services, including without limitation, the following:
•	System administration and availability assurance;

•	Application configuration changes per Purchaser request or approved change documents;

•	Break/fix – troubleshooting and problem resolution;

•	Application performance/tuning services required to maintain application performance at acceptable levels;

•	Software application and hardware upgrades required to maintain vendor support;

•	Support services for testing associated with approved change or upgrade activities;

•	Application security services to assure the integrity, availability, control, and audit ability of information under custodianship of Provider and its IT personnel;

•	Services to ensure adherence to existing policies and procedures;

•	Services to maintain sufficient levels of internal controls and segregation of duties for processes resident at Provider’s facilities;

•	Services to provide data and supporting documentation to Purchaser business units upon request;

•	Support services for internal and external audit needs; and

•	Services to respond promptly to business unit information requests.

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(v)	Additional services for Microsoft Active Directory, including:
(a)	Removing all Purchaser employees as domain administrators and enterprise administrators from the Provider Microsoft Active Directory environment;

(b)	Managing and supporting the promotion and demotion of all Microsoft Active Directory controllers remaining attached to the Purchaser environment for Provider;

(c)	Managing and supporting the Microsoft Active Directory “trust relationships” created between the Provider Microsoft Active Directory domains and the Purchaser Microsoft Active Directory domain(s) and using the “trust relationships” to allow Purchaser applications requiring Microsoft Active Directory functionality to work until they are fully converted to the Purchaser environment;

(d)	Managing and supporting all Provider Microsoft Active Directory groups for the Purchaser “trust relationship”;

(e)	Providing domain name services (DNS) support for saralee.com applications which Purchaser uses in the Provider Microsoft Active Directory environment;

(f)	Deploying monthly Microsoft security patches to Microsoft Active Directory controllers on an agreed upon schedule;

(g)	Using commercially reasonable efforts to maintain uniqueness of the Purchaser Microsoft Active Directory user accounts that are defined to the SLBA Microsoft Active Directory organization unit and maintain such uniqueness until Purchaser converts to its own separate Microsoft Active Directory system; and

(h)	Providing Microsoft Active Directory consultative services to Provider, including technical “questions and answers” on technical infrastructure that was in place at time of Separation, general informational questions, minor infrastructure administrative changes, etc.

(i)	Adding servers to the Provider active directory domain for Purchaser in support of maintenance function activities on a case-by-case basis;

(j)	Performing security administration access following approved change control and administration access monitoring systems such as Power Keeper;

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(k)	Performing as required by Sarbanes Oxley regulations and procedures quarterly entitlement reviews on all built/standard power user active directory security groups;

(l)	Reviewing with Purchaser any changes, including deletions, to existing Purchaser active directory accounts including those with domain administrative authority, server logon authority, HBI DFS authority, general active directory administrative authority, standard active directory user accounts, etc. in a reasonable amount of time prior to taking any action, which shall include accounts in:
•	“Admins Exchange”;

•	“Admins InSite”;

•	“Admins Security”;

•	“Admins Server”; and

•	All *EXCH* groups;
(m)	Working with Purchaser to maintain the necessary current active directory accounts and related authority including those with domain administrative authority, server logon authority, HBI DFS authority, general active directory administrative authority, standard active directory user accounts, etc. required for Purchaser to maintain their respective active directory environment to function at a comparable level as at the Separation Date, which also includes accounts in:
•	“Admins Exchange”;

•	“Admins InSite”;

•	“Admins Security”;

•	“Admins Server”; and

•	All *EXCH* groups;
(n)	Permitting a Purchaser representative to attend the weekly active directory status/steering meeting in order for Purchaser to stay informed on upcoming changes to the Provider active directory environment;

(o)	Notifying the Purchaser Intel Senior Manager of active directory planning meetings and permit a Purchaser representative to attend

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in order to stay informed on upcoming changes to the Provider active directory environment;

(p)	Providing the necessary ongoing active directory administrative capability to a limited number of Purchaser active directory or Intel personnel in order for Purchaser to provide reasonable administrative support for Purchaser-related organization units, objects, and user accounts; and

(q)	Providing, when requested by Purchaser and for a reasonable time period, the necessary active directory capability to a limited number of Purchaser active directory or Intel personnel in order for Purchaser to execute active directory functions that require active directory administrator level authority in order to facilitate active directory migration efforts, HBI DFS support, review of domain controller event logs, and other similar activities.
3.2 Purchaser Obligations. In connection with the Microsoft Active Directory Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following, as necessary for Provider to perform the Microsoft Active Directory Services:
(i)	Perform the tasks identified as being the responsibility of Purchaser in this Schedule 8;

(ii)	Perform application recovery procedures beyond those covered by Data Center-supported weekly back-up and daily incremental saves and execute such procedures as part of the master disaster recovery plan owned by Provider’s technology services team and Purchaser’s Microsoft Active Directory team;

(iii)	Participate in Provider’s application recovery activities as necessary for Provider to carry out its responsibilities specified in Section 3.1(iii) through the involvement of Purchaser’s IT staff and user community;

(iv)	Notify Provider of required promotion and demotion of Microsoft Active Directory controllers;

(v)	Allow Provider to deploy monthly Microsoft security patches to Microsoft Active Directory controllers and not unreasonably withhold approval or scheduling for deployment of patches;

(vi)	Provide consultative services for the Microsoft Operations Manager environment that performs monitoring of the Purchaser Microsoft Active Directory environment;

(vii)	Manage users and objects within the Microsoft Active Directory SLBA organizational unit and shared services;

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(viii)	Manage security processes with the organizational unit such as user account creations and deletions and account resets, and provide to Provider a weekly report of user changes for Provider validation;

(ix)	Due to the active directory trust relationship between Provider and Purchaser and the continued use of the SLC-NA domain, Purchaser shall do the following:
•	Raise the functional level of the SLC-NA domain when Sara Lee is ready;

•	Restructure forest;

•	Rename the domain;

•	Make schema changes;

•	Work with the Provider to provide the necessary upgrade support, technical support and hardware to support said changes that affect the Purchaser portion of the Provider active directory environment, infrastructure, and related logical structures;

•	Provide Provider with the same Purchaser active directory migration project details including status updates and progress indicators on the same frequency that is being used for Purchaser internal reporting;

•	Permit a Provider representative to attend the Purchaser active directory migration status/steering meeting in order for Provider to stay informed on upcoming migration plans and activities;

•	Cease to create new User/Group/GPO objects in the Provider domain except for the Purchaser-related organization units; and

•	Cease to add new servers to the Provider domains;
(x)	Submit requests to add administrators to the following groups with justification (Provider will take ownership of such groups as of the Commencement Date:
•	“Admins Exchange”;

•	“Admins InSite”;

•	“Admins Security”;

•	“Admins Server”; and

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•	All *EXCH* groups;
(xi)	Submit through the change control process requests that require “Domain Admin” rights and to use the Power Keeper software to perform the specified admin requests; and

(xii)	Submit a request and justification to use all built/standard power user active directory security groups documented by Provider (which shall remove all members that are not part of the Provider organization), which Provider shall consider on a case-by-case basis (not all requests will be granted) and review on a quarterly basis as required by the Sarbanes Oxley user entitlement process.
4.	Service Delivery. In addition to the requirements set forth elsewhere in this Schedule 8, Provider will perform the Microsoft Active Directory Services in the same manner, with the same frequency of service delivery and the same personnel, and during the same working hours as the predecessor to Provider performed services that are the same as the Microsoft Active Directory Services prior to the Commencement Date. With respect to any Microsoft Active Directory Service for which the predecessor to Provider did not perform an equivalent service prior to the Commencement Date, the Provider shall perform such Microsoft Active Directory Service with the frequency of service delivery reasonably requested by Purchaser.

5.	Schedule Term. Provider shall provide the Microsoft Active Directory Services during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement. In the event Purchaser requires continuing Microsoft Active Directory Services, beyond the Initial Schedule Term, Purchaser may extend the Schedule Term for the Extension Schedule Term by providing to Provider written notice of extension at least fifteen (15) days prior to the expiration of the Initial Schedule Term.

6.	Service Level Obligations and Escalation.
6.2 Service Level Obligations. Provider will provide the Microsoft Active Directory Services in accordance with the service levels identified in Attachment 8-1. If no service levels are included in Attachment 8-1 with respect to a particular service, Provider will provide such service in accordance with the higher of (a) the level of service comparable to what has historically been provided by the predecessor of Provider prior to the Commencement Date, or (b) the level of service that Provider provides to its own business units for services similar to the Microsoft Active Directory Services.
6.3 Escalation. The Parties shall attempt to resolve any outstanding issues not resolved in connection with Attachment 8-1 or any other issue or disputes arising with respect to the Microsoft Active Directory Services first by having the Service Owners attempt to resolve the dispute or issue. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.

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7.	Costs. Purchaser shall pay Provider the fees set forth in Attachment 8-2 for the Microsoft Active Directory Services. Unless otherwise specified in this Schedule 8 or the Agreement, all time and materials expended by Provider in the performance of the Microsoft Active Directory Services shall be included in the applicable fees set forth in Attachment 8-2, and Provider shall not be entitled to receive any further compensation therefor. Provider may provide systems enhancements and modifications related to the Microsoft Active Directory Services, above and beyond applications and reports in existence as of the Commencement Date, at an additional cost to be negotiated at the time of the request for such enhancements and modifications. In the event the Parties agree upon such enhancements and modifications, the Parties shall develop a separate statement of work or addendum to this Schedule 8 with respect to such enhancements and modifications and Provider shall invoice Purchaser for such enhancements and modifications separately.

8.	Invoicing and Payment. Provider shall invoice Purchaser for the Microsoft Active Directory Services in arrears on a quarterly basis after the conclusion of each fiscal quarter during the term of this Schedule 8. Purchaser shall pay all invoices for the Microsoft Active Directory Services within forty-five (45) days of the date of submission of such invoices by Provider to Purchaser.

9.	Service Locations. Provider shall provide the Microsoft Active Directory Services from Provider’s Mason Data Center. Purchaser shall receive the Microsoft Active Directory Services at Purchaser’s Winston-Salem Data Center and any other location designated by Purchaser. During the term of this Schedule 8, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the Microsoft Active Directory Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the Microsoft Active Directory Services. Provider will comply with all policies, including without limitation, use, security, and access policies, at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.

10.	Software, Hardware and Other Assets. Except as otherwise provided herein, Provider shall be responsible for (i) obtaining all software, hardware and other assets (including licenses) necessary to perform the Microsoft Active Directory Services as such Microsoft Active Directory Services have historically been provided, and (ii) the costs of all such software, hardware, and other assets (including licenses) so long as such annualized costs do not exceed those annualized costs incurred by Provider before the Commencement Date. Any increase in such annualized costs after the Commencement Date for software, hardware or other assets (including licenses) that are necessary in order for Provider to provide the Microsoft Active Directory Services without a degradation in the quality of the Microsoft Active Directory Services or that are otherwise incurred based on Purchaser’s request shall be paid for by Purchaser. Provider agrees to consult with Purchaser before incurring such increased costs.

11.	Service Owners. The Parties’ respective Service Owners for Microsoft Active Directory Services under this Schedule 8 are identified below.

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Provider:	Purchaser:

Tom Schario	Kristopher Bang
Manager, SLC Intel Group	Senior Manager, HbI Intel Group
(513) 204-4080	(336) 519-2933

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Attachment 8-1
Service Level Targets
Service Targets For MICROSOFT ACTIVE DIRECTORY Application Services
Service Targets over the Escalation Process

1st
	Level 1	Level 2	Level 3	Escalation
All severity 3 issues (not problem related)	1 hour	No maximum target	No maximum target	N/A

All severity 2 issues (process failure or process completes with non-critical error, work-around available)	1 hour	4 hours	No maximum target	2 hours

All severity 1 issues (work interrupted, no	30 minutes	2 hours	4 hours with vendor assistance	1 hour
work-around)
Service Targets Definitions
Level 1 is an introductory Customer Support Consultant and lower level network analyst troubleshooting and resolving the problem.
Level 2 is a mid level senior analyst and/or network architect troubleshooting and resolving the problem.
Level 3 is a network architect working with external vendor resources troubleshooting and resolving the problem.
First escalation is the notification of senior management of the issue.

Attachment 8-2
Costs
Quarterly Cost
$0

2

Schedule 9
Messaging Services
1.	General. This is Schedule 9 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands, Inc. (“HBI”), a Maryland corporation (the “Agreement”). This Schedule 9 describes certain information technology services related to messaging to be provided by Sara Lee (for purposes of this Schedule 9, the “Provider”) to HBI (for purposes of this Schedule 9, the “Purchaser”). This Schedule 9 includes Attachment 9-1, Attachment 9-2 and Attachment 9-3 attached hereto.

2.	Definitions. Capitalized terms used in this Schedule 9 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1 “Business Unit” shall mean Purchaser’s internal business units.
2.2 “Commencement Date” shall mean the Distribution Date.
2.3 “Extension Schedule Term” shall mean a period of up to ninety (90) days after the Initial Schedule Term.
2.4 “Initial Schedule Term” shall mean the period from the Commencement Date through and including one (1) year after the Commencement Date.
2.5 “Mason Data Center” shall mean Provider’s data and service center in Mason, Ohio.
2.6 “Messaging Services” shall mean those technical and operational services for the ongoing operation and maintenance of the Messaging System to be provided by Provider to Purchaser as described in this Schedule, including, without limitation system administration and availability services, break/fix troubleshooting and problem resolution services, and software upgrade services required to maintain vendor support.
2.7 “Messaging System” shall mean Provider’s electronic mail messaging and filtering system.
2.8 “Schedule Term” shall mean, collectively, the Initial Schedule Term and any Extension Schedule Term.
2.9 “Service Owner” shall mean, with respect to a Party, the individual designated in Section 11 to be such Party’s initial point of contact and escalation for the Messaging Services.
2.10 “Winston-Salem Data Center” shall mean Purchaser’s data and service center in Winston-Salem, North Carolina.

3.	Service Commitments.
3.1	Provider Obligations. Starting on the Commencement Date, Provider shall provide to Purchaser the following Messaging Services.
(i)	Technical support services for the Messaging System, including:
(a)	Providing services related to hardware and Software sourcing, installation, upgrade, maintenance, and administrative support as required by the HBI Intel group headed by the HbI Messaging group headed by the Manager, Willie Henry (336-519-7870) and SLC Messaging group headed by the Manager, Morgan Jones (513-204-4229) (As used in this paragraph “Software” refers to all non-application software specific to the platforms supported including operating system and related components, Exchange software and related components, data transfer products, etc. Hardware and Software installation or upgrade projects will be scheduled to maintain support, correct problems and provide capacity.);

(b)	Providing help desk and technical services for support for functional and technical intervention (Purchaser, to report a problem, will first call the Provider help desk number at 1-866-259-9360);

(c)	Providing services for the maintenance of operating systems and major subsystems for all platforms at a release level required to support existing Purchaser application requirements;

(d)	Upon receipt of Purchaser’s request for an installation or upgrade of software or hardware (e.g., to maintain support), meeting with interested parties to determine and agree upon a desired completion date;

(e)	Coordinating all software and hardware installations including planning, scheduling, testing, and implementation;

(f)	Providing periodic management reports, promptly upon Purchaser’s request, on key indicators and resources (e.g., central processing unit (CPU) and direct access storage device (DASD)) pertaining to performance, utilization, and capacity; and

(g)	Providing proactive and reactive tuning/capacity support in order to maintain agreed to performance/capacity requirements or service levels and implementing corrective action within control of the Mason Data Center as quickly as possible based on a mutually agreed upon schedule.

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(ii)	Systems operation services for the Messaging System, including those set forth below.
(a)	Data center facility management services, including maintenance of hosted equipment in a commercial data center environment featuring raised floor space, computer room monitoring, Halon protection, dual electrical power feeds with uninterruptible power supplies, and a backup diesel power generator.

(b)	Change control and administration services, including:
•	Providing formal change control process for non-emergency changes that substantially affect the Mason Data Center and related components;

•	Implementing changes only during downtime and service windows mutually agreed upon by Provider personnel and Purchaser customers, unless the Parties mutually agree that the change is needed to correct a critical problem (in which case Provider shall implement the change as soon as possible);

•	Conducting a weekly meeting as part of the change control process to Schedule and coordinate changes that affect the Mason Data Center and Purchaser;

•	Inviting Purchaser’s customers to participate in weekly meetings described above in this Schedule 9 to stay fully informed of changes that may impact specific applications or the total environment;

•	Notifying those parties affected by a change in advance of the change (within a minimum of one (1) week in advance of the planned implementation) depending on the scope of impact of the change, and including in the applicable notification a description of the change, what the change will impact, and the expected outage; and

•	Implementing all changes through a documented test plan (if technology permits) and preparing a documented back-out plan.
(c)	Availability management services, including:
•	Establishing scheduled availability for hardware and online systems on a fiscal year basis;

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•	Monitoring all platforms including networks continuously twenty-four (24) hours a day, seven (7) days a week, including logging, tracking and escalating any problems according to the problem management procedures and on-call responsibility list maintained and supported by the Provider and Purchaser customer support centers; and

•	Maintaining system availability for the Messaging System twenty-four hours a day by three hundred and sixty-five days a year.
(iii)	Disaster recovery/continuity services for the Messaging System, including:
(a)	Providing disaster recovery planning services that cover a total or partial loss of the Mason Data Center;

(b)	Promptly notifying the Purchaser Chief Information Officers and the Parties’ designated disaster recovery coordinators in the event of a disaster that prevents services from being provided for an extended period of time;

(c)	Declaring a disaster and moving to a backup site upon determination that the total or partial data center outage will significantly exceed the maximum defined recovery time objective (RTO) for lost systems (currently seventy-two (72) hours for the Messaging System) and involving the Purchaser Chief Information Officers and the Parties’ designated disaster recovery coordinators in making the foregoing determination;

(d)	Providing recovery for all contracted system and production data to the latest weekend back-up and forward recovery of all Purchaser files to the latest daily offsite backup available;

(e)	Providing Messaging Services in a disaster in “keep alive” versus “business as usual” mode unless otherwise designated (which may require activation of the Purchaser’s business continuity plan);

(f)	Providing assistance to the Purchaser in the development of information technology disaster recovery plans depending on resource availability;

(g)	Coordinating and conducting disaster recovery and fail over tests as requested and working with Purchaser to determine specific systems to be tested and the scope of each test at the beginning of each fiscal year with the participation of the Purchaser’s designated Disaster Recovery Coordinator;

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(h)	Coordinating with the current disaster recovery services vendor (SunGard Availability Services) and providing Purchaser access to such vendor as necessary or as reasonably requested by Purchaser; and

(i)	Coordinating with the current offsite storage vendor (Iron Mountain) and providing Purchaser access to such vendor as necessary or as reasonably requested by Purchaser.
(iv)	Application services for the Messaging System, including:
(a)	Support, application maintenance, infrastructure, database, and security administration services, including without limitation, the following:
•	System administration and availability assurance;

•	Application configuration changes per Purchaser request or approved change documents;

•	Break/fix – troubleshooting and problem resolution;

•	Application performance/tuning services required to maintain application performance at acceptable levels;

•	Software application and hardware upgrades required to maintain vendor support;

•	Support services for testing associated with approved change or upgrade activities;

•	Application security services to assure the integrity, availability, control, and audit ability of information under custodianship of Provider and its IT personnel;

•	Services to ensure adherence to existing policies and procedures;

•	Services to maintain sufficient levels of internal controls and segregation of duties for processes resident at Provider’s facilities;

•	Services to provide data and supporting documentation to Purchaser business units upon request;

•	Support services for internal and external audit needs; and

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•	Services to respond promptly to Business Unit information requests.
(v)	Electronic mail forwarding services, including:
(a)	For a period of six (6) months after the Commencement Date, forwarding electronic mail addressed to any individual who is a Provider employee immediately prior to the Commencement Date and who becomes a Purchaser employee as of the Commencement Date (after the Commencement Date, the Provider version of the directory will be frozen and no additional changes will be allowed), either through the internet or extranet communications circuit;

(b)	After the initial six (6) month forwarding period, sending a return receipt message to electronic mail messages directed to Purchaser employees covered by the forwarding service stating that the applicable employee is now part of Purchaser for an additional three (3) months, without the requirement that such messages be forwarded; and

(c)	After the full six months, returning any mail sent to Provider for a Purchaser employee as undeliverable with no explanation.
(vi)	Consultative services related to the Messaging System, including technical “questions and answers” on technical infrastructure that was in place at time of separation, general informational questions, minor infrastructure administrative changes, and related issues.

(vii)	Services to permit Purchaser to continue to use the domain names listed in Attachment 9-3.
3.2 Purchaser Obligations. In connection with the Messaging Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following, as necessary for Provider to perform the Messaging Services:
(i)	Perform the tasks identified as being the responsibility of Purchaser in this Schedule 9;

(ii)	Perform application recovery procedures beyond those covered by Data Center-supported weekly back-up and daily incremental saves and execute such procedures as part of the master disaster recovery plan owned by Purchaser’s technology services team and Provider’s Messaging System team;

(iii)	Participate in Provider’s application recovery activities as necessary for Provider to carry out its responsibilities specified in

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Section 3.1(iii) through the involvement of Purchaser’s IT staff and user community; and

(iv)	Maintain and manage the MX records for the domains listed in Attachment 9-3 as an administrator in the Iron Mountain system.
4.	Service Delivery. In addition to the requirements set forth elsewhere in this Schedule 9, Provider will perform the Messaging Services in the same manner, with the same frequency of service delivery and the same personnel, and during the same working hours as the predecessor to Provider performed services that are the same as the Messaging Services prior to the Commencement Date. With respect to any Messaging Service for which the predecessor to Provider did not perform an equivalent service prior to the Commencement Date, the Provider shall perform such Messaging Service with the frequency of service delivery reasonably requested by Purchaser.

5.	Schedule Term. Provider shall provide the Messaging Services during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement. In the event Purchaser requires continuing Messaging Services, beyond the Initial Schedule Term, Purchaser may extend the Schedule Term for the Extension Schedule Term by providing to Provider written notice of extension at least fifteen (15) days prior to the expiration of the Initial Schedule Term.

6.	Service Level Obligations and Escalation.
6.1 Service Level Obligations. Provider will provide the Messaging Services in accordance with the service levels identified in Attachment 9-1. If no service levels are included in Attachment 9-1 with respect to a particular service, Provider will provide such service in accordance with the higher of (a) the level of service comparable to what has historically been provided by the predecessor of Provider prior to the Commencement Date, or (b) the level of service that Provider provides to its own business units for services similar to the Messaging Services.
6.2 Escalation. The Parties shall attempt to resolve any outstanding issues not resolved in connection with Attachment 9-1 or any other issue or disputes arising with respect to the Messaging Services first by having the Service Owners attempt to resolve the dispute or issue. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
7.	Costs. Purchaser shall pay Provider the fees set forth in Attachment 9-2 for the Messaging Services. Unless otherwise specified in this Schedule 9 or the Agreement, all time and materials expended by Provider in the performance of the Messaging Services shall be included in the applicable fees set forth in Attachment 9-2, and Provider shall not be entitled to receive any further compensation therefor. Provider may provide systems enhancements and modifications related to the Messaging Services, above and beyond applications and reports in existence as of the Commencement Date, at an additional cost to be negotiated at the time of the request for such enhancements and modifications. In

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the event the Parties agree upon such enhancements and modifications, the Parties shall develop a separate statement of work or addendum to this Schedule 9 with respect to such enhancements and modifications and Provider shall invoice Purchaser for such enhancements and modifications separately.

8.	Invoicing and Payment. Provider shall invoice Purchaser for the Messaging Services in arrears on a quarterly basis after the conclusion of each fiscal quarter during the term of this Schedule 9. Purchaser shall pay all invoices for the Messaging Services within forty-five (45) days of the date of submission of such invoices by Provider to Purchaser.

9.	Service Locations. Provider shall provide the Messaging Services from Provider’s Mason Data Center. Purchaser shall receive the Messaging Services at Purchaser’s Winston-Salem Data Center and any other location designated by Purchaser. During the term of this Schedule 9, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the Messaging Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the Messaging Services. Provider will comply with all policies, including without limitation, use, security, and access policies, at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.

10.	Software, Hardware and Other Assets. Except as otherwise provided herein, Provider shall be responsible for (i) obtaining all software, hardware and other assets (including licenses) necessary to perform the Messaging Services as such Messaging Services have historically been provided, and (ii) the costs of all such software, hardware, and other assets (including licenses) so long as such annualized costs do not exceed those annualized costs incurred by Provider before the Commencement Date. Any increase in such annualized costs after the Commencement Date for software, hardware or other assets (including licenses) that are necessary in order for Provider to provide the Messaging Services without a degradation in the quality of the Messaging Services or that are otherwise incurred based on Purchaser’s request shall be paid for by Purchaser. Provider agrees to consult with Purchaser before incurring such increased costs.

11.	Service Owners. The Parties’ respective Service Owners for Messaging Services under this Schedule 9 are identified below.

Provider:	Purchaser:

Morgan Jones	Willie Henry
Manager, SLC Messaging Group	Manager, HbI Messaging Group
(513) 204-4229	(336) 519-7870

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Attachment 9-1
Service Level Targets
Service Targets For MESSAGING Application Services
Service Targets over the Escalation Process

1st
	Level 1	Level 2	Level 3	Escalation
All severity 3 issues (not problem related)	1 hour	No maximum target	No maximum target	N/A

All severity 2 issues (process failure or process completes with non-critical error, work-around available)	1 hour	4 hours	No maximum target	2 hours

All severity 1 issues (work interrupted, no	15 minutes	2 hours	8 hours with vendor assistance	1 hour
work-around)
Service Targets Definitions
Level 1 is an introductory Customer Support Consultant and lower level network analyst troubleshooting and resolving the problem.
Level 2 is a mid level senior analyst and/or network architect troubleshooting and resolving the problem.
Level 3 is a network architect working with external vendor resources troubleshooting and resolving the problem.
First escalation is the notification of senior management of the issue.

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Attachment 9-2
Costs
Quarterly Cost
$0

10

Attachment 9-3
HBI Domains
saralee.net
saraleedirect.com
saraleeintimateapparel.com
saraleeintimateapparel.net
saraleeintimateapparel.org
saraleeintimates.com
saraleeprintables.at
saraleeprintables.be
saraleeprintables.ch
saraleeprintables.co.hu
saraleeprintables.co.uk
saraleeprintables.com
saraleeprintables.com.pt
saraleeprintables.cz
saraleeprintables.de
saraleeprintables.dk
saraleeprintables.gen.tr
saraleeprintables.gr
saraleeprintables.it
saraleeprintables.lt
saraleeprintables.lv
saraleeprintables.net

saraleeprintables.pl
saraleeprintables.ro
saraleeprintables.se
slbanet.com
saraleeba.com
slbasfa.com
slbasourcing.com
sldcatalog.com
sldirect.com
slh-b2b.com
slhlink.com
slhnet.com
slh-retail.com
slianet.com
slianet.net
slianet.org
slkp.com
slouterbanks.com
slsc.com
slucpfr.com
slu-online.com
slusourcing.com

2

Schedule 10
Network Services
1.	General. This is Schedule 10 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands, Inc. (“HBI”), a Maryland corporation (the “Agreement”). This Schedule 10 describes certain network services to be provided by each of Sara Lee and HBI to the other Party. This Schedule 10 includes Attachment 10-1, Attachment 10-2 and Attachment 10-3 attached hereto.

2.	Definitions. Capitalized terms used in this Schedule 10 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1 “Commencement Date” shall mean the Distribution Date.
2.2 “Mason Data Center” shall mean Sara Lee’s data and service center in Mason, Ohio.
2.3 “Network Services” shall mean those services for the ongoing operation and maintenance of the Network to be provided by a Party to the Requestor as described in this Schedule, including, without limitation system administration and availability services, break/fix troubleshooting and problem resolution services, and software upgrade services required to maintain vendor support.
2.4 “Network” shall mean the shared network used by the Parties prior to the Separation, as modified and segregated after the Separation pursuant to this Schedule 10.
2.5 “Provider” shall mean the Party providing Network Services to the other Party as a Requestor hereunder.
2.6 “Requestor” shall mean a Party requesting Network Services from the other Party hereunder.
2.7 “Schedule Term” shall mean the period from the Commencement Date through the date when the last of the Schedules under the Agreement that relies upon Network Services expires or terminates.
2.9 “Service Owner” shall mean, with respect to a Party, the individual designated in Section 11 to be such Party’s initial point of contact and escalation for the Network Services.
2.10 “Winston-Salem Data Center” shall mean HBI’s data and service center in Winston-Salem, North Carolina.

3.	Service Commitments.
3.1 Provider Obligations. Starting on the Commencement Date, Provider shall provide to Requestor the following Network Services.
(i)	Technical support services for the Network, including:
(a)	Providing services related to hardware and Software sourcing, installation, upgrade, maintenance, and administrative support as required by the HbI Network group headed by the Manager, Scott Bernard (336-519-8858) and SLC Network group headed by the Manager, Dave Mummey (513-204-4059) (As used in this paragraph “Software” refers to all non-application software specific to the platforms supported including operating system and related components, Exchange software and related components, data transfer products, etc. Hardware and Software installation or upgrade projects will be scheduled to maintain support, correct problems and provide capacity.);

(b)	Providing services for the maintenance of operating systems and major subsystems for all platforms at a release level required to support existing Requestor application requirements;

(c)	Upon receipt of Requestor’s request for an installation or upgrade of software or hardware (e.g., to maintain support), meeting with interested parties to determine and agree upon a desired completion date;

(d)	Coordinating all software and hardware installations including planning, scheduling, testing, and implementation;

(e)	Providing periodic management reports, promptly upon Requestor’s request, on key indicators and resources (e.g., response time and circuit utilization) pertaining to performance, utilization, and capacity; and

(f)	Providing proactive and reactive tuning/capacity support in order to maintain agreed to performance/capacity requirements or service levels and implementing corrective action within control of the Mason Data Center as quickly as possible based on a mutually agreed upon schedule.
(ii)	Systems operation services for the Network, including those set forth below.
(a)	Data center facility management services, including maintenance of hosted equipment in a commercial data center environment featuring raised floor space, computer room monitoring, Halon

2

protection, dual electrical power feeds with uninterruptible power supplies, and a backup diesel power generator.

(b)	Change control and administration services, including:
•	Establishing, implementing and executing a formal change control process for non-emergency changes that substantially affect the Mason Data Center and related components;

•	Implementing changes only during downtime and service windows mutually agreed upon by Provider personnel and Requestor customers, unless the Parties mutually agree that the change is needed to correct a critical problem (in which case Provider shall implement the change as soon as possible);

•	Conducting a weekly meeting as part of the change control process to Schedule and coordinate changes that affect the Mason Data Center and Requestor;

•	Participating in weekly meetings with the other Party to stay fully informed of changes that may impact specific applications or the total environment;

•	Notifying those parties affected by a change in advance of the change (within a minimum of one (1) week in advance of the planned implementation) depending on the scope of impact of the change, and including in the applicable notification a description of the change, what the change will impact, and the expected outage; and

•	Implementing all changes through a documented test plan (if technology permits) and preparing a documented back-out plan.
(c)	Availability management services, including:
•	Establishing scheduled availability for hardware and online systems on a fiscal year basis;

•	Monitoring all platforms including networks continuously twenty-four (24) hours a day, seven (7) days a week, including logging, tracking and escalating any problems according to the problem management procedures and on-call responsibility list maintained and supported by the Provider and Requestor customer support centers; and

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•	Maintaining system availability for the Network twenty-four hours a day by three hundred and sixty-five days a year.
(iii)	Disaster recovery/continuity services for the Network, including:
(a)	Promptly notifying the Requestor Chief Information Officers and the Parties’ designated disaster recovery coordinators in the event of a disaster that affects the availability of joint Network Services for an extended period of time;

(b)	Working with the other Party during the disaster recovery period to make available the joint Network Services as quickly as possible;

(c)	Executing its disaster recovery plan necessary for the recovery of its data center and/or network as needed including providing for the availability of the joint Network Services after the declaration of a disaster (with the other Party responsible for implementing its portion of the plan required to support the availability of the joint Network Services);

(d)	Providing Network Services in a disaster in “keep alive” versus “business as usual” mode unless otherwise designated (which may require activation of the Requestor’s business continuity plan);

(e)	Providing assistance to the Requestor in the development of information technology disaster recovery plans depending on resource availability;

(f)	Coordinating and conducting disaster recovery and fail over tests as requested and working with Requestor to determine specific systems to be tested and the scope of each test at the beginning of each fiscal year with the participation of the Requestor’s designated Disaster Recovery Coordinator;

(g)	Coordinating with the current disaster recovery services vendor (SunGard Availability Services) and providing Requestor access to such vendor as necessary or as reasonably requested by Requestor;

(h)	Coordinating with the current offsite storage vendor (Iron Mountain) and providing Requestor access to such vendor as necessary or as reasonably requested by Requestor; and
(iv)	Internetworking Operating System services for the Network, including:
(a)	Support, application maintenance, infrastructure, database, and security administration services, including without limitation, the following:

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•	System administration and availability assurance;

•	Application configuration changes per Requestor request or approved change documents;

•	Break/fix – troubleshooting and problem resolution;

•	Application performance/tuning services required to maintain application performance at acceptable levels;

•	Software application and hardware upgrades required to maintain vendor support;

•	Support services for testing associated with approved change or upgrade activities;

•	Application security services to assure the integrity, availability, control, and audit ability of information under custodianship of Provider and its IT personnel;

•	Services to ensure adherence to existing policies and procedures;

•	Services to maintain sufficient levels of internal controls and segregation of duties for processes resident at Provider’s facilities;

•	Services to provide data and supporting documentation to Requestor business units upon request;

•	Support services for internal and external audit needs; and

•	Services to respond promptly to business unit information requests.
(v)	Additional services, including:
(a)	Working together with the other Party to move the network connection to an extranet connection with a site-to-site VPN backup between HBI’s Winston-Salem Data Center and Sara Lee’s Mason Data Center; and

(b)	Performing application recovery procedures beyond those covered by Data Center supported weekly back up and daily incremental saves and execute such procedures as part of the master disaster recovery plan owned by Sara Lee’s technology services team and HBI’s Network team.

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(vi)	Data transport services, including, for 6 months following the Commencement Date, continuing to provide data transport services for the Lawson to HBI Zone Company Directory data feed via Crossworlds/ICS, which services will be consistent with offerings and level of service prior to the Commencement Date (including general technical, administrative, break/fix troubleshooting and problem resolution, and operational support).
3.2 Sara Lee Obligations. In connection with the Network Services, Sara Lee shall do the following:
(i)	Pay for the physical circuits in Mason, Ohio and for the required PVC charges linking Sara Lee and HBI for extranet connectivity;

(ii)	Provide help desk and technical services to provide support to HBI for functional and technical intervention (HBI, to report a problem, will first call the Sara Lee help desk);

(iii)	Provide the Sara Lee-side internet connectivity required for the site to site VPN and the physical equipment required on the Sara Lee side for the connection between the Parties;

(iv)	Install and/or configure a firewall and intrusion prevention system (IPS) environment within the Sara Lee-side network configuration for its segment of the joint extranet connection and work with HBI to establish and manage network security for the extranet connection;

(v)	Mutually agree with HBI on any increases or decreases in required communications connectivity between the companies;

(vi)	Establish disaster recovery network connectivity to its disaster recovery site and discontinue use of the HBI Disaster Recovery network and related network infrastructure within six (6) months of the Commencement Date, provided that the six (6) month period shall be extended as necessary if Sara Lee is unable to establish its own network connectivity within the initial six (6) month period;

(vii)	Establish the necessary network connectivity between the Sara Lee and HBI disaster recovery sites networks and related network infrastructure to facilitate access, in the event of a disaster recovery to either Party, to HBI services and applications provided by this Schedule 10 and other Schedules under the Agreement, configure the network connection with firewall and IPS protection, bear the cost (one-time and recurring) of establishing such connectivity, and maintain the disaster recovery configuration remain in place until all other Schedules under the Agreement expire or are terminated;

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(viii)	Work with HBI to complete the separation of internet domain names between the Parties with Iron Mountain;

(ix)	Provide Network Services consultative services to HBI, including technical “questions and answers” on technical infrastructure that was in place at time of Separation, general informational questions, minor infrastructure administrative changes, etc.;

(x)	Allow HBI continued use of the domain names listed in the “HBI Domains” section of Attachment 10-3 for a period of one (1) year after the Commencement Date and manage such domain names through its Iron Mountain contract under the Sara Lee Corp Iron Mountain Portal in the division referenced as SLBA;

(xi)	Allow HBI continued use of the host names listed in the “HBI Host Names” section of Attachment 10-3 for a period of one (1) year after the Commencement Date; and

(xii)	Permit HBI to access and utilize the existing Sara Lee network and related network infrastructure that is currently in place in the Sara Lee Bentonville Sales Office for a period of six (6) months after the Commencement Date to facilitate access of the HBI Wal-Mart Sales Team to the Winston-Salem Data Center through the Sara Lee network.
3.3 HBI Obligations. In connection with the Network Services, HBI shall do the following:
(i)	Pay for the physical circuits for the extranet connectivity in Winston-Salem, NC;

(ii)	Provide help desk and technical services to provide support to Sara Lee for functional and technical intervention (Sara Lee, to report a problem, will first call the HBI help desk at 336-519-5000);

(iii)	Disconnect existing circuits from Provider’s SLC Corporate MPLS network within forty-five (45) days after the Commencement Date as a prerequisite for the transition of the network connection to an extranet connection with a site-to-site VPN backup as described above;

(iv)	Provide the HBI-side internet connectivity required for the site to site VPN and the physical equipment required on the HBI side for the connection between the Parties;

(v)	Install and/or configure a firewall and intrusion prevention system (IPS) environment within the HBI-side network configuration for its segment of the joint extranet connection and work with Sara Lee to establish and manage network security for the extranet connection;

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(vi)	Mutually agree with Sara Lee on any increases or decreases in required communications connectivity between the companies;

(vii)	Work with Sara Lee to complete the separation of internet domain names between the Parties with Iron Mountain and, upon completion, cross-train Sara Lee personnel on management of the domains that have been transferred to Sara Lee;

(viii)	Provide consulting services to Sara Lee for domain names for three (3) months after the Commencement Date;

(ix)	Provide access for Sara Lee to the existing HBI Disaster Recovery network and related network infrastructure that is currently in place to facilitate access to Sara Lee’s disaster recovery site as necessary for nine (9) months following the Commencement Date;

(x)	Provide Network Services consultative services to Sara Lee, including technical “questions and answers” on technical infrastructure that was in place at time of Separation, general informational questions, minor infrastructure administrative changes, etc.;

(xi)	Maintain and manage the Internet DNS records for the domains listed in “HBI Domains” section of Attachment 10-3 and maintain and manage the Internet DNS records for the host names listed in the “HBI Host Names” section of Attachment 10-3;

(xii)	Establish separate necessary network connectivity and related network infrastructure for the HBI Wal-Mart Sales Team in the Sara Lee Bentonville Sales Office to access the Winston-Salem Data Center and discontinue use of the Sara Lee network for such purpose within six (6) months after the Commencement Date; and

(xiii)	Permit use by Sara Lee of existing HBI telephone numbers and related telecommunications infrastructure currently in place at the Stratford Road plant and used to support the Sara Lee Bakery Outlet Store located in Winston-Salem, North Carolina for a period equal to the Schedule Term; provided that (a) HBI will give Sara Lee at least six (6) months notice if it is necessary for Sara Lee to implement a replacement capability (the cost of which will be borne solely by Sara Lee) if the service needs to canceled due to any unplanned circumstances such as (1) plant ownership change, (2) abandonment by HBI of the telephone system, telephone exchange (519-xxxx), and/or related telecommunications infrastructure, (3) mandated changes required by local telecommunications provider, or (4) other unplanned events outside of HBI’s control, (b) permitted use and related services will be on an “as-is” basis and Sara Lee shall, at its own expense, implement any changes or replacements necessary to support a

8

different type or level of use and service, and (c) Sara Lee may cancel such use at any time with thirty (30) days advance notice to HBI.
4.	Service Delivery. In addition to the requirements set forth elsewhere in this Schedule 10, Provider will perform the Network Services in the same manner, with the same frequency of service delivery and the same personnel, and during the same working hours as the predecessor to Provider performed services that are the same as the Network Services prior to the Commencement Date. With respect to any Network Service for which the predecessor to Provider did not perform an equivalent service prior to the Commencement Date, the Provider shall perform such Network Service with the frequency of service delivery reasonably requested by Requestor.

5.	Schedule Term. Provider shall provide the Network Services during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement.

6.	Service Level Obligations and Escalation.
6.1 Service Level Obligations. Provider will provide the Network Services in accordance with the service levels identified in Attachment 10-1. If no service levels are included in Attachment 10-1 with respect to a particular service, Provider will provide such service in accordance with the higher of (a) the level of service comparable to what has historically been provided by the predecessor of Provider prior to the Commencement Date, or (b) the level of service that Provider provides to its own business units for services similar to the Network Services. Each Party shall pay to the other Party any credits due for certain service failures as specified in Attachment 10-1.
6.2 Escalation. The Parties shall attempt to resolve any outstanding issues not resolved in connection with Attachment 10-1 or any other issue or disputes arising with respect to the Network Services first by having the Service Owners attempt to resolve the dispute or issue. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
7.	Costs. Each Party shall pay to the other Party the fees set forth in Attachment 10-2 for the Network Services provided from such other Party as a Provider to the first Party as a Requestor. Unless otherwise specified in this Schedule 10 or the Agreement, all time and materials expended by either Party in the performance of its respective Network Services shall be included in the applicable fees set forth in Attachment 10-2, and such Party shall not be entitled to receive any further compensation therefor. A Party may provide to the other Party systems enhancements and modifications related to the Network Services, above and beyond applications and reports in existence as of the Commencement Date, at an additional cost to be negotiated at the time of the request for such enhancements and modifications. In the event the Parties agree upon such enhancements and modifications, the Parties shall develop a separate statement of work or addendum to this Schedule 10 with respect to such enhancements and modifications and the Party acting as Provider shall invoice the other Party for such enhancements and modifications separately.

9

8.	Invoicing and Payment. Each Party shall invoice the other Party for the Network Services provided by such first Party in arrears on a quarterly basis after the conclusion of each fiscal quarter during the Schedule Term. Each invoiced Party shall pay all invoices for the Network Services or other services hereunder within forty-five (45) days of the date of submission of such invoices by the invoicing Party.

9.	Service Locations. Sara Lee shall provide the Network Services from its Mason Data Center and HBI shall provide its services hereunder from its Winston-Salem Data Center. HBI shall receive the Network Services at its Winston-Salem Data Center and any other location designated by HBI and Sara Lee shall receive services provided by HBI hereunder at Sara Lee’s Mason Data Center and any other location designated by Sara Lee. During the term of this Schedule 10, if a Party providing services hereunder requires access to facilities of the Party receiving services in connection with the providing Party’s provision of such services, the receiving Party will provide to the providing Party access to such receiving Party’s facilities upon such providing Party’s request as necessary to enable such providing Party to perform such services. Each Party will comply with all policies, including without limitation, use, security, and access policies, at each of the other Party’s facilities for such other Party’s employees and visitors generally as may be in effect from time to time.

10.	Software, Hardware and Other Assets. Except as set forth otherwise herein, each Party shall be responsible for obtaining all software, hardware, other assets (including licenses) and any other rights necessary to perform its portion of the Network Services.

11.	Service Owners. The Parties’ respective Service Owners for Network Services under this Schedule 10 are identified below.

Sara Lee:	HBI:

Dave Mummey	Scott Bernard
Manager, SLC Network Group	Manager, HbI Network Group
(513) 204-4059	(336) 519-8858

10

Attachment 10-1
Service Level Targets
Service Targets For MESSAGING Application Services
Service Targets over the Escalation Process

1st
	Level 1	Level 2	Level 3	Escalation
All severity 3 issues (not problem related)	1 hour	No maximum target	No maximum target	N/A

All severity 2 issues (process failure or process completes with non-critical error, work-around available)	1 hour	4 hours	No maximum target	2 hours

All severity 1 issues (work interrupted, no work-around)
	15 minutes	1 hour	3 hours maximum and issue must be resolved	30 minutes

Service Targets Definitions
Level 1 is an introductory Customer Support Consultant and lower level network analyst troubleshooting and resolving the problem.
Level 2 is a mid level senior analyst and/or network architect troubleshooting and resolving the problem.
Level 3 is a network architect working with external vendor resources troubleshooting and resolving the problem.
First escalation is the notification of senior management of the issue.

1

Attachment 10-2
Costs
Sara Lee to HBI
Quarterly Cost
$0
HBI to Sara Lee
Quarterly Cost
$0

2

Attachment 10-3
Domain Names and Host Names
HBI Domains
saralee.net
saraleedirect.com
saraleeintimateapparel.com
saraleeintimateapparel.net
saraleeintimateapparel.org
saraleeintimates.com
saraleeprintables.at
saraleeprintables.be
saraleeprintables.ch
saraleeprintables.co.hu
saraleeprintables.co.uk
saraleeprintables.com
saraleeprintables.com.pt
saraleeprintables.cz
saraleeprintables.de
saraleeprintables.dk
saraleeprintables.gen.tr
saraleeprintables.gr
saraleeprintables.it
saraleeprintables.lt
saraleeprintables.lv
saraleeprintables.net
saraleeprintables.pl
saraleeprintables.ro
saraleeprintables.se
slbanet.com
saraleeba.com
slbasfa.com
slbasourcing.com
sldcatalog.com
sldirect.com
slh-b2b.com
slhlink.com
slhnet.com
slh-retail.com
slianet.com
slianet.net
slianet.org
slkp.com
slouterbanks.com
slsc.com
slucpfr.com

slu-online.com
slusourcing.com
HBI Host Names
450.saralee.net
notes.saralee.net
mail.saralee.net
nowhere20.saralee.net
user3.saralee.net
ns3.saralee.net
notes.saralee.net
ironmail3.saralee.net
ironmail4.saralee.net
ironmail.saralee.net
ironmail2.saralee.net
ironcmc.saralee.net
user4.saralee.net
user2.saralee.net
nowhere9.saralee.net
nowhere10.saralee.net
nowhere11.saralee.net
nowhere12.saralee.net
nowhere13.saralee.net
nowhere14.saralee.net
nowhere6.saralee.net
nowhere7.saralee.net
nowhere15.saralee.net
nowhere18.saralee.net
dmzgate.saralee.net
krycek.saralee.net
ns.saralee.net
dmzserv3.saralee.net
ns2.saralee.net
sliaweb1.saralee.net
ftp.saralee.net
nowhere1.saralee.net
centauri.saralee.net
sldf51.saralee.net
sldf52.saralee.net
sldf5v.saralee.net
mail.saralee.net
byers.saralee.net
scully.saralee.net
mulder.saralee.net

2

langly.saralee.net
as21.saralee.net
as2v.saralee.net
as22.saralee.net
as23.saralee.net
as24.saralee.net
as2vn.saralee.net
slctweb1.saralee.net
gadget.saralee.net
450.saralee.net
tracker01.saralee.net
hbiauth.saralee.net
tracker03.saralee.net
tracker04.saralee.net
itsweb1.saralee.net
testproxy.saralee.net
hive.saralee.net
w1lapd01.saralee.net
w1happ01.saralee.net
x.saralee.net

3

Schedule 11
Consultative Services
1.	General. This is Schedule 11 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands, Inc. (“HBI”), a Maryland corporation (the “Agreement”). This Schedule 11 describes certain information technology consultation to be provided by each Party to the other Party.

2.	Definitions. Capitalized terms used in this Schedule 11 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1 “Business Unit” shall mean Purchaser’s internal business units.
2.2 “Commencement Date” shall mean the Distribution Date.
2.3 “Consultative Services” shall mean consultative services including technical “questions and answers” on technical infrastructure that was in place at time of Separation, general informational questions (e.g., circuit provisioning, billing, contracts, etc.), infrastructure administrative changes, and related issues.
2.4 “Schedule Term” shall mean a period of six (months) from the Commencement Date.
3.	Service Commitments.
3.1 Sara Lee Obligations. Starting on the Commencement Date, Sara Lee shall provide to HBI the Consultative Services based on requests from HBI. Service requests associated with an active technical services agreement (e.g., Microsoft Active Directory Services (as defined in Schedule 8)) are not covered by this Schedule 11, but are covered under the applicable schedule to the Agreement.
3.2 HBI Obligations. Starting on the Commencement Date, HBI shall provide to Sara Lee the Consultative Services based on requests from Sara Lee. Service requests associated with an active technical services agreement (e.g., Microsoft Active Directory Services (as defined in Schedule 8)) are not covered by this Schedule 11, but are covered under the applicable schedule to the Agreement.
4.	Schedule Term. Each Party shall provide Consultative Services to the other Party during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement.

5.	Costs and Payment. No fee will be charged by either Party for the Consultative Services if each Consultative Service request takes no more than four (4) hours and the monthly aggregate of Consultative Services by a Party does not exceed sixteen (16) hours. For each Consultative Service request that is more than four (4) hours in duration or exceeds the monthly limit, the Party providing such Consultative Services can, in its discretion, charge the other Party for such Consultative Service request at the rate of $61.00/hour for total time required to provide such Consultative Service along with any additional expenses (e.g., travel, supplies, etc.) required to satisfy such request. Prior to taking action on any Consultative Service request that might be chargeable, the providing Party will provide, in a reasonable amount of time, to the requesting representative of the other Party a brief written time and cost estimate and such other Party may thereafter accept or decline such Consultative Service. For any Consultative Services for which a cost may be charged hereunder, the Party receiving such Services shall pay the providing Party within thirty (30) days of the date of submission of an invoices for such Consultative Services by such providing Party.

2

Schedule 12
AB Spooler Viking Services
1.	General. This is Schedule 12 to that certain Master Transition Services Agreement dated as of August 31, 2006, by and between Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands, Inc. (“HBI”), a Maryland corporation (the “Agreement”). This Schedule 12 describes certain information technology services related to AB Spooler Viking services (as defined below) to be provided by HBI (for purposes of this Schedule 12, the “Provider”) to Sara Lee (for purposes of this Schedule 12, the “Purchaser”). This Schedule 12 includes Attachment 12-1 and Attachment 12-2 attached hereto.

2.	Definitions. Capitalized terms used in this Schedule 12 and not defined herein shall have the meanings set forth in the Agreement. The following terms shall have the respective meanings set forth below.
2.1 “Commencement Date” shall mean the Distribution Date.
2.2 “Extension Schedule Term” shall mean a period of up to three (3) months after the Initial Schedule Term.
2.3 “Initial Schedule Term” shall mean a period of three (3) months after the Commencement Date.
2.4 “Mason Data Center” shall mean Purchaser’s data and service center in Mason, Ohio.
2.5 “AB Spooler Viking” shall mean Provider’s directory service used to print information from and to the Purchaser’s environment.
2.6 “AB Spooler Viking Services” shall mean those general technical and operational services for the ongoing operation and maintenance of the existing AB Spooler Viking Services systems to be provided by Provider to Purchaser as described in this Schedule, including, without limitation system administration and availability services, break/fix troubleshooting and problem resolution services.
2.7 “Schedule Term” shall mean, collectively, the Initial Schedule Term and any Extension Schedule Term.
2.8 “Service Owner” shall mean, with respect to a Party, the individual designated in Section 11 to be such Party’s initial point of contact and escalation for the AB Spooler Viking Services.
2.9 “Winston-Salem Data Center” shall mean Provider’s data and service center in Winston-Salem, North Carolina.

3.	Service Commitments.
3.1 Provider Obligations. Starting on the Commencement Date, Provider shall provide to Purchaser the following AB Spooler Viking Services.
(i)	Technical support services for AB Spooler Viking system, including:
(a)	Providing services related to hardware and Software sourcing, installation, upgrade, maintenance, and administrative support as required by the HBI Systems Engineering group headed by the Senior Manager, David Whitley (336-519-8421) and SLC Intel group headed by the Manager, Tom Schario (513-204-4080) (As used in this paragraph “Software” refers to all non-application software specific to the platforms supported including operating system and related components, data transfer products, etc. Hardware and Software installation or upgrade projects will be scheduled to maintain support, correct problems and provide capacity.);

(b)	Providing services for the maintenance of operating systems and major subsystems for all platforms at a release level required to support existing Purchaser application requirements;

(c)	Coordinating all software and hardware installations including planning, scheduling, testing, and implementation;

(d)	Providing periodic management reports, promptly upon Purchaser’s request, on key indicators and resources (e.g., central processing unit (CPU) and direct access storage device (DASD)) pertaining to performance, utilization, and capacity; and

(e)	Providing proactive and reactive tuning/capacity support in order to maintain agreed to performance/capacity requirements or service levels and implementing corrective action within control of the Mason Data Center as quickly as possible based on a mutually agreed upon schedule.
(ii)	Systems operation services for AB Spooler Viking system, including those set forth below.
(a)	Change control and administration services, including:
•	Providing a formal change control process for non-emergency changes that substantially affect the Winston-Salem Data Center and related components;

•	Implementing changes only during downtime and service windows mutually agreed upon by Provider personnel and

2

Purchaser customers, unless the Parties mutually agree that the change is needed to correct a critical problem (in which case Provider shall implement the change as soon as possible);

•	Conducting a weekly meeting as part of the change control process to Schedule and coordinate changes that affect the Winston-Salem Data Center and Purchaser;

•	Inviting Purchaser to participate in weekly meetings to stay fully informed of changes that may impact specific applications or the total environment;

•	Notifying those parties affected by a change in advance of the change (within a minimum of one (1) week in advance of the planned implementation) depending on the scope of impact of the change, and including in the applicable notification a description of the change, what the change will impact, and the expected outage; and

•	Implementing all changes through a documented test plan (if technology permits) and preparing a documented back-out plan.
(b)	Availability management services, including:
•	Establishing scheduled availability for hardware and online systems on a fiscal year basis;

•	Monitoring all platforms including networks continuously twenty-four (24) hours a day, seven (7) days a week, including logging, tracking and escalating any problems according to the problem management procedures and on-call responsibility list maintained and supported by the Provider and Purchaser customer support centers;

•	Maintaining system availability for the AB Spooler Viking system twenty-four hours a day by three hundred and sixty-five days a year; and

•	Maintaining operating systems and major subsystems for all platforms at a release level required to support existing Purchaser application requirements.
(iii)	Disaster recovery/continuity services for AB Spooler Viking system, including:

3

(a)	Providing disaster recovery planning services that cover a total or partial loss of the Winston-Salem Data Center;

(b)	Promptly notifying the Purchaser Chief Information Officers and the Parties’ designated disaster recovery coordinators in the event of a disaster that prevents services from being provided for an extended period of time;

(c)	Declaring a disaster and moving to a backup site upon determination that the total or partial data center outage will significantly exceed the maximum defined recovery time objective (RTO) for lost systems (currently seventy-two (72) hours for the Microsoft Activity Directory) and involving the Purchaser Chief Information Officers and the Parties’ designated disaster recovery coordinators in making the foregoing determination;

(d)	Providing recovery for all contracted system and production data to the latest weekend back-up and forward recovery of all Purchaser files to the latest daily offsite backup available;

(e)	Providing AB Spooler Viking Services in a disaster in “keep alive” versus “business as usual” mode unless otherwise designated (which may require activation of the Purchaser’s business continuity plan);

(f)	Providing assistance to the Purchaser in the development of information technology disaster recovery plans depending on resource availability;

(g)	Coordinating and conducting disaster recovery and fail over tests as requested and working with Purchaser to determine specific systems to be tested and the scope of each test at the beginning of each fiscal year with the participation of the Purchaser’s designated Disaster Recovery Coordinator;

(h)	Coordinating with the current disaster recovery services vendor (SunGard Availability Services) and providing Purchaser access to such vendor as necessary or as reasonably requested by Purchaser; and

(i)	Coordinating with the current offsite storage vendor (Iron Mountain) and providing Purchaser access to such vendor as necessary or as reasonably requested by Purchaser.
(iv)	Application services for AB Spooler Viking system, including:

4

(a)	Support, application maintenance, infrastructure, database, and security administration services, including without limitation, the following:
•	System administration and availability assurance;

•	Application configuration changes per Purchaser request or approved change documents;

•	Break/fix – troubleshooting and problem resolution;

•	Application performance/tuning services required to maintain application performance at acceptable levels;

•	Software application and hardware upgrades required to maintain vendor support;

•	Support services for testing associated with approved change or upgrade activities;

•	Application security services to assure the integrity, availability, control, and audit ability of information under custodianship of Provider and its IT personnel;

•	Services to ensure adherence to existing policies and procedures;

•	Services to maintain sufficient levels of internal controls and segregation of duties for processes resident at Provider’s facilities;

•	Services to provide data and supporting documentation to Purchaser business units upon request;

•	Support services for internal and external audit needs; and

•	Services to respond promptly to business unit information requests.
3.2 Purchaser Obligations. In connection with the AB Spooler Viking Services to be provided by Provider to Purchaser hereunder, Purchaser shall do the following, as necessary for Provider to perform the AB Spooler Viking Services:
(i)	Perform the tasks identified as being the responsibility of Purchaser in this Schedule 12;

5

(ii)	Perform application recovery procedures beyond those covered by Data Center-supported weekly back-up and daily incremental saves and execute such procedures as part of the master disaster recovery plan owned by Provider’s technology services team and Purchaser’s AB Spooler Viking system team;

(iii)	Participate in Provider’s application recovery activities as necessary for Provider to carry out its responsibilities specified in Section 3.1(iii) through the involvement of Purchaser’s IT staff and user community;
4.	Service Delivery. In addition to the requirements set forth elsewhere in this Schedule 12, Provider will perform the AB Spooler Viking Services in the same manner, with the same frequency of service delivery and the same personnel, and during the same working hours as the predecessor to Provider performed services that are the same as the AB Spooler Viking Services prior to the Commencement Date. With respect to any AB Spooler Viking system Service for which the predecessor to Provider did not perform an equivalent service prior to the Commencement Date, the Provider shall perform such AB Spooler Viking system Service with the frequency of service delivery reasonably requested by Purchaser.

5.	Schedule Term. Provider shall provide the AB Spooler Viking Services during the Schedule Term, unless this Schedule is first terminated as set forth in the Agreement. In the event Purchaser requires continuing AB Spooler Viking Services, beyond the Initial Schedule Term, Purchaser may extend the Schedule Term for the Extension Schedule Term by providing to Provider written notice of extension at least fifteen (15) days prior to the expiration of the Initial Schedule Term.

6.	Service Level Obligations and Escalation.
6.1 Service Level Obligations. Provider will provide the AB Spooler Viking Services in accordance with the service levels identified in Attachment 12-1. If no service levels are included in Attachment 12-1 with respect to a particular service, Provider will provide such service in accordance with the higher of (a) the level of service comparable to what has historically been provided by the predecessor of Provider prior to the Commencement Date, or (b) the level of service that Provider provides to its own business units for services similar to the AB Spooler Viking Services.
6.2 Escalation. The Parties shall attempt to resolve any outstanding issues not resolved in connection with Attachment 12-1 or any other issue or disputes arising with respect to the AB Spooler Viking Services first by having the Service Owners attempt to resolve the dispute or issue. If the dispute or issue remains outstanding and cannot be resolved by the Service Owners, the Parties shall resolve the issue in accordance with Article VIII of the Agreement.
7.	Costs. Purchaser shall pay Provider the fees set forth in Attachment 12-2 for the AB Spooler Viking Services. Unless otherwise specified in this Schedule 12 or the

6

Agreement, all time and materials expended by Provider in the performance of the AB Spooler Viking Services shall be included in the applicable fees set forth in Attachment 12-2, and Provider shall not be entitled to receive any further compensation therefor. Provider may provide systems enhancements and modifications related to the AB Spooler Viking Services, above and beyond applications and reports in existence as of the Commencement Date, at an additional cost to be negotiated at the time of the request for such enhancements and modifications. In the event the Parties agree upon such enhancements and modifications, the Parties shall develop a separate statement of work or addendum to this Schedule 12 with respect to such enhancements and modifications and Provider shall invoice Purchaser for such enhancements and modifications separately.

8.	Invoicing and Payment. Provider shall invoice Purchaser for the AB Spooler Viking Services in arrears on a quarterly basis after the conclusion of each fiscal quarter during the term of this Schedule 12. Purchaser shall pay all invoices for the AB Spooler Viking Services within forty-five (45) days of the date of submission of such invoices by Provider to Purchaser.

9.	Service Locations. Provider shall provide the AB Spooler Viking Services from Provider’s Winston-Salem Data Center. Purchaser shall receive the AB Spooler Viking Services at Purchaser’s Mason Data Center, its facilities in Clayton, MO and Earth City, MO and any other location designated by Purchaser. During the term of this Schedule 12, if Provider requires access to Purchaser facilities in connection with Provider’s provision of the AB Spooler Viking Services, Purchaser will provide to Provider access to Purchaser’s facilities upon Provider’s request as necessary to enable Provider to perform the AB Spooler Viking Services. Provider will comply with all policies, including without limitation, use, security, and access policies, at each Purchaser facility for Purchaser’s employees and visitors generally as may be in effect from time to time.

10.	Software, Hardware and Other Assets. Except as otherwise provided herein, Provider shall be responsible for (i) obtaining all software, hardware and other assets (including licenses) necessary to perform the AB Spooler Viking Services as such AB Spooler Viking Services have historically been provided, and (ii) the costs of all such software, hardware, and other assets (including licenses) so long as such annualized costs do not exceed those annualized costs incurred by Provider before the Commencement Date. Any increase in such annualized costs after the Commencement Date for software, hardware or other assets (including licenses) that are necessary in order for Provider to provide the AB Spooler Viking Services without a degradation in the quality of the AB Spooler Viking Services or that are otherwise incurred based on Purchaser’s request shall be paid for by Purchaser. Provider agrees to consult with Purchaser before incurring such increased costs.

7

11.	Service Owners. The Parties’ respective Service Owners for AB Spooler Viking Services under this Schedule 12 are identified below.

Provider:	Purchaser:

David Whitley	Tom Schario
Senior Manager, HbI Systems Engineering	Manager, SLC Intel Group
(336) 519-8421	(513) 204-4080

8

Attachment 12-1
Service Level Targets
Service Targets For AB SPOOLER VIKING SYSTEM Application Services
Service Targets over the Escalation Process

1st
	Level 1	Level 2	Level 3	Escalation
All severity 3 issues (not problem related)	1 hour	No maximum target	No maximum target	N/A

All severity 2 issues (process failure or process completes with non-critical error, work-around available)	1 hour	4 hours	No maximum target	2 hours

All severity 1 issues (work interrupted, no	30 minutes	2 hours	4 hours with vendor assistance	1 hour
work-around)
Service Targets Definitions
Level 1 is an introductory Customer Support Consultant and lower level network analyst troubleshooting and resolving the problem.
Level 2 is a mid level senior analyst and/or network architect troubleshooting and resolving the problem.
Level 3 is a network architect working with external vendor resources troubleshooting and resolving the problem.
First escalation is the notification of senior management of the issue.

Attachment 12-2
Costs

Quarterly Cost
$0

2